As filed with the Securities and Exchange Commission on November 7, 1996
                                                     Registration No. 333-2664

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    ---------

                                (Amendment No. 3)
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           MILLION DOLLAR SALOON, INC.
                 (Name of small business issuer in its charter)
          Nevada                          6749                    13-3428657
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)
          6848 Greenville Avenue, Dallas, Texas 75231, (214) 691-6757
          (Address and telephone number of principal executive offices)
           Nina J. Furrh, 6848 Greenville Avenue, Dallas, Texas 75231,
          (214) 691-6757 (Name, address and telephone number, including area code, of agent for service)
                                   Copies to:
                             William C. Jones, Esq.
                           4851 LBJ Freeway, Suite 201
                               Dallas, Texas 75244
                                 (214) 233-0300

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]_____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ] ________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
     Title of each                                       Proposed                 Proposed
       class of                  Amount                  maximum                   maximum                Amount of
   securities to be               to be               offering price              aggregate              registration
      registered               registered               per share              offering price                fee
-------------------------------------------------------------------------------------------------------------------------
     Common Stock
   $0.001 par value              878,173                  $4.00                  $3,512,692               $1,211.27
=======================  =======================  ======================  =========================  ====================

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

              THE RISK FACTORS SECTION OF THE PROSPECTUS BEGINS ON
                            PAGE 4 OF THE PROSPECTUS.




Cross Reference Sheet

            Items and Caption in Form SB-2
            ------------------------------
  1.  Front of Registration Statement and Outside          Front Cover page of Registration Statement; Outside
      Front Cover Page of Prospectus                       Front Cover Page of Prospectus

  2.  Inside Front and Outside Back Cover pages of         Inside Front Cover and Outside Back Cover pages
      Prospectus                                           of Prospectus
  3.  Summary of Information and Risk Factors              Summary; Risk Factors
  4.  Use of Proceeds                                      Not applicable
  5.  Determination of Offering Price                      Plan of Distribution
  6.  Dilution                                             Not Applicable
  7.  Selling Security - Holders                           Plan of Distribution
  8.  Plan of Distribution                                 Outside Front Cover Page of Prospectus;
                                                           Description of Securities; Plan of Distribution
  9.  Legal Proceedings                                    Legal Proceedings
 10.  Directors, Executive Officers, Promoters and         Management
      Control Persons
 11.  Security Ownership of Certain Beneficial             Security Ownership of Certain Beneficial Owners
     Owners and Management                                 and Management
 12.  Description of Securities                            Description of Securities
 13.  Interest of Named Experts and Counsel                Experts
 14.  Disclosure of Commissioner Position on               Indemnification of Directors and Officers
     Indemnification for Securities Act Liabilities
 15.  Organization Within Past Five Years                  Certain Relationships and Related Transactions
 16.  Description of Business                              Description of Business
 17.  Management's Discussion and Analysis or Plan         Management's Discussion and Analysis Operation
     of Operation
 18.  Description of Property                              Description of Property
 19.  Certain Relationships and Related Transactions       Certain Relationships and Related Transactions
 20.  Market for Common Equity and Related                 Market for Common Equity and Related
      Stockholder Matters                                  Stockholder Matters
 21.  Executive Compensation                               Executive Compensation
 22.  Financial Statements                                 Financial Statements
 23.  Changes In and Disagreements with                    Not Applicable
      Accountants

                                 878,173 SHARES

                           MILLION DOLLAR SALOON, INC.

                                  Common Stock
                           (par value $.01 per share)

     All of the 878,173 shares (the "Shares") of Common Stock offered hereby are being sold by the Selling Stockholders. See "Selling Stockholders." Million Dollar Saloon, Inc. (the "Company") will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Common Stock is traded on the OTC Bulletin Board under the symbol "MLDS." On __________, 1996, the last reported sale price of the Common Stock on the ______ was $____ per share.

                                  -------------

     See "Risk Factors" on page 4 for a discussion of certain risk factors which should be considered in connection with an investment in the Common Stock.

                                  ------------


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





              Estimated Price to  Underwriting Discounts    Proceeds to Selling
                   Public (1)       and Commissions (2)        Shareholders (3)
--------------------------------------------------------------------------------
Per Share             $4.00               --                       $4.00
Total            $3,512,692               --                  $3,512,692

(1)  Estimated.

(2) Selling Shareholders may sell their Shares through broker-dealers. Does not include the expenses of the offering estimated at $14,711.

(3) The Company will not receive any of the proceeds from the sale of the shares.


                The date of this Prospectus is ___________, 1996.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in such Registration Statement. For further information with respect to the Company and the Common Stock being offered, reference is hereby made to the Registration Statement and to the exhibits thereto.

                                     SUMMARY

The Company conducts business in two distinct areas:

     Owning and operating an adult entertainment nightclub in Dallas, Texas operating as The Million Dollar Saloon; and

     Owning and managing income producing commercial real estate.

The Company's executive offices are located at 6848 Greenville Avenue, Dallas, Texas 75231, and its telephone number is (214) 691-6757.

SELECTED FINANCIAL INFORMATION

The following table sets forth summary financial information as of the dates and for the periods indicated. The following information should be read in conjunction with the Company's audited annual financial statements and notes thereto and the unaudited interim financial statements and notes thereto presented herein, starting on page F-1.


                                          For the six months
                                                ended             For the year ended      For the year ended     For the year ended
Operating Data                              June 30, 1996         December 31, 1995       December 31, 1994      December 31, 1993
--------------                              -------------         -----------------       -----------------      -----------------
Revenues
  Bar and restaurant sales                    $1,671,144             $2,750,794              $2,488,360             $2,472,142
  Real estate rentals                           $206,168               $476,257                $478,574               $466,755
  Cost of sales - Bar and                     $1,016,660             $1,550,740              $1,393,856             $1,508,684
    Restaurant operations
Operating expenses                              $592,257             $1,569,904              $1,427,713             $1,497,341
Net income                                      $227,910               $111,675                $111,592                $45,609
Net income per weighted -
  average share of common
  stock outstanding                                $0.05                  $0.02                   $0.02                  $0.01
Weighted-average number
  of shares of common stock
  outstanding used in this
  computation                                  5,010,084              4,999,991               4,583,325              4,457,425
Balance Sheet Data
Total assets                                  $4,024,676             $3,531,961              $3,424,335             $4,400,163
Long-term liabilities                           $712,762               $713,406                $116,861               $127,116
Shareholders' equity                          $2,638,718             $2,551,111              $2,840,636             $3,178,269

                                  RISK FACTORS

         The Shares of Common Stock offered hereby are speculative and involve a high degree of risk. In addition to the other information set forth in this Prospectus each prospective investor should carefully consider the following risk factors before making an investment decision.

RISK OF ADULT NIGHTCLUB OPERATIONS

         The adult entertainment, restaurant and bar industry is a volatile industry. The industry tends to be sensitive to the general local economy. When local economic conditions are prosperous, entertainment industry revenues increase, conversely, when local economic conditions are unfavorable, entertainment industry revenues decline. Customers who frequent adult cabarets generally follow trends in personal preferences. The Company continuously monitors trends in its customers' tastes and entertainment preferences by receiving comments from customers, studying competitors, and analyzing reports of liquor sales by beverage retailers. If necessary, it can change its operations and services to accommodate the changes in trends. Any significant decline in general corporate conditions or the economy that affect consumer spending could have a material adverse effect on the Company's business and upon an investment in the Shares.

CHANGES TO THE INTERNAL REVENUE CODE

         Changes to the Internal Revenue Code of 1986 limiting or decreasing the amounts of entertainment expenses allowed as deductions from income could adversely affect sales to customers dependent upon corporate expense accounts. An adverse effect upon the Company's sales could have an adverse affect upon an investment in the Shares.

RISK OF INADEQUATE FINANCIAL CONTROLS

         A significant part of the revenues earned by the Company through its adult nightclub operations will be collected in cash by full and part-time employees. Comprehensive financial controls are required to minimize the potential loss of revenue through theft or misappropriation of cash. To the extent that these controls are not structured or executed properly, significant cash revenues could be lost and profitability of the Company impaired. Inadequate financial controls by the Company could adversely effect an investment in the Shares. The Company believes that it has implemented significant cash controls, including separating management personnel from actually handling cash and utilizing a combination of accounting and physical inventory control devices to deter theft and to ensure a high level of security within its accounting practices and procedures.

COMPETITION WITHIN THE INDUSTRY

         The adult topless club entertainment business is highly competitive with respect to price, service, location, and the professionalism of entertainment. The Million Dollar Saloon competes in Dallas with a number of locally-owned adult cabarets, some of whose names may enjoy recognition that equals that of The Million Dollar Saloon. Although the Company believes that it will compete successfully, there can be no assurance that the Company will be able to maintain its high level of name recognition and prestige within the marketplace.

         The Company's success depends on maintaining a high quality of female entertainers and waitresses. Competition for topless entertainers in the adult entertainment business is intense. The lack of availability of quality, personable, attractive entertainers or the Company's inability to attract and retain other key employees, such as kitchen personnel and bartenders, could adversely affect the business of the Company.

         The Company's inability to compete within the industry or to maintain a high quality of entertainment could adversely effect an investment in the Shares.

DEPENDENCE ON AND AVAILABILITY OF MANAGEMENT

         The success of the Company is dependent upon the time, talent, and experience of Nina J. Furrh and Bjorn Heyerdahl. The loss of either's services could have a material adverse impact on the Company and its business. If either becomes unavailable or is temporarily disabled, the Company believes that it has in place management systems and controls that are sufficient to enable it to operate efficiently and effectively until their return or a replacement could be found. No assurance can be given by the Company that a replacement could be found if either is unavailable, and, then adversely effect an investment in the Shares.

MANAGEMENT OF GROWTH

         For the Company to expand its business operations, it must continue to improve and expand the expertise of its personnel and must attract, train and manage qualified managers and employees to oversee and manage the expanded operations.

         It is the intention of the Company to expand its existing business operations by opening additional topless nightclubs in other metropolitan areas. The opening of additional topless nightclubs will subject the Company to a variety of risks associated with rapidly growing companies. In particular, the Company's growth may place a significant strain on its accounting systems, internal controls, and oversight of its day-to-day operations. Although management intends to ensure that its internal controls remain adequate to meet the demands of further growth, there can be no assurance that its systems, controls or personnel will be sufficient to meet these demands. Inadequacies in these areas could have a material adverse effect on the Company's business, financial condition and results of operations.

PERMITS RELATING TO THE SALE OF ALCOHOL

         The Company derives a significant portion of its revenues from the sale of alcoholic beverages. In Texas, the Texas Alcoholic Beverage Commission governs the authority to issue a permit to sell alcoholic beverages (the "TABC"), which has the authority, in its discretion, to issue the appropriate permits. The Company presently holds a Mixed Beverage Permit and a Late Hours Permit (the "Permits"). These Permits are subject to annual renewal, provided the Company has complied with all rules and regulations governing the permits. Renewal of a permit is subject to protest, which a law enforcement agency may make or by a member of the public. In case of protest, the TABC may hold a hearing when the views of interested parties are expressed. The TABC has the authority after such hearing not to issue a renewal of the protested alcoholic beverage permit. While the Company has never been the subject of a protest hearing against the renewal of its Permits, there can be no assurance that such a protest could not be made in the future, nor can there be any assurance that the Permits would be granted in the event such a protest was made. Other states may have similar laws which may limit the availability of a permit to sell alcoholic beverages or which may provide for suspension or revocation of a permit to sell alcoholic beverages in certain circumstances. The temporary or permanent suspension or revocations of either of the Permits or the inability to obtain permits in areas of expansion would have a material adverse effect on the revenues, financial condition and results of operations of the Company and upon an investment in the Shares.

NECESSARY PERMITS

         In Dallas, Texas, and in many other cities, location of a topless cabaret is subject to restriction by city ordinance. The Company is subject to "The Sexually Oriented Business Ordinance" (the "Ordinance") which contains prohibitions on the location of an adult cabaret. The prohibitions deal generally with distance from other sexually oriented businesses and from schools and churches, and contain restrictions based on the percentage of residences within the immediate vicinity of the sexually oriented business. The granting of a Sexually Oriented Business Permit ("Business Permit") is not subject to discretion; the Business Permit must be granted if the proposed operation satisfies the requirements of the Ordinance. The Company has held a Business Permit since passage of the city ordinance. The Business Permit, which is transferable, is valid for one year and is renewable by application of the permit holder. The loss of the Business Permit would have a material adverse effect on the Company's business, financial condition and results of operations and upon an investment in the Shares.

UNINSURED RISKS

     The Company maintains insurance in amounts it considers adequate for personal injury and property damage to which the business of the Company may be subject. The Company maintains personal injury liquor liability insurance. The Company may be exposed to potential liabilities that may be imposed pursuant to the Texas "Dram Shop" statute or similar "Dram Shop" statutes or common law theories of liability in other states where the Company may expand. The Texas "Dram Shop" statute provides a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to such person if it were apparent to the server that the individual being sold, served or provided with an alcoholic beverage was obviously intoxicated to the extent that he presented a clear danger to himself and others. An employer is not liable for the actions of its employee who overserves if (i) the employer requires its employees to attend a seller training program approved by the TABC; (ii) the employee has actually attended such a training program; and (iii) the employer has not directly or indirectly encouraged the employee to violate the law. It is the policy of the Company to require that all servers of alcohol working at the Company be certified as servers under a training program approved by the TABC, which certification gives statutory immunity to the sellers of alcohol from damage caused to third parties by those who have consumed alcoholic beverages at such establishment pursuant to the Texas Alcoholic Beverage Code. There can be no assurance, however, that uninsured liabilities may not arise which could have a material adverse effect on the Company and upon an investment in the Shares.

CONTROL BY MANAGEMENT

         Officers and Directors of the Company own approximately 48.44% of the outstanding Common Stock of the Company. Upon completion of this offering, management will own approximately 47.44% of the Company's outstanding stock. Since a quorum for a shareholder meeting is represented by fifty percent of outstanding shares entitled to vote and a majority vote of shares represented carries a motion, management may be able to control the affairs of the Company for the foreseeable future.

LIMITATIONS ON PROTECTION OF SERVICE MARKS

         Rights of the Company to the trade name "Million Dollar Saloon" were purchased. No assurance steps taken by the Company to protect its trade name will be adequate to deter misappropriation of its protected intellectual property rights. Litigation may be necessary in the future to protect the Company's rights from infringement, which may be costly and time consuming. The loss of the intellectual property rights owned or claimed by the Company could have a material adverse effect on the Company and upon an investment in the Shares.

POSSIBLE VOLATILITY OF COMMON STOCK PRICE

         Following this offering, the market price of the Common Stock may be highly volatile. There have been periods of extreme fluctuation in the stock market that, often, are unrelated to the operating performance of, or announcements concerning, the Company's of the affected securities. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering are particularly susceptible to change based on short-term trading strategies of certain investors. Accordingly, purchasers may not be able to resell their Common Stock at or above the public offering price, if at all, and a purchaser may not be able to liquidate his investment even at a loss without considerable delay.

PENNY STOCK REGULATIONS

         The Company's Common Stock is covered by a Securities and exchange Commission rule that imposes additional sales practice requirements on broker dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

SHARES ELIGIBLE FOR FUTURE SALE

         The Company has outstanding 5,010,084 shares of Common Stock.

         The shares of Common Stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), which will be subject to limitations of Rule 144 of the Securities Act ("Rule 144"). After this offering, approximately 3,803,562 shares of Common Stock outstanding, will be deemed to be "restricted securities" as that term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering. In general, under Rule 144, as currently in effect, a person, including an affiliate of the Company, who has beneficially owned restricted securities which have been issued for at least two years is entitled to sell within any three month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock of the Company and (ii) the average weekly trading volume of such stock during the four calendar weeks preceding the sale. Sales under Rule 144 are subject to certain other requirements, including restrictions relating to the manner of sale, required notification to the SEC and the availability of current public information about the Company.

         No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amount of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.
See "Plan of Distribution" and "Shares Eligible for Future Sale".

ANTI-TAKEOVER EFFECTS OF ISSUANCE OF PREFERRED STOCK

         The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock, $.01 par value per share, in one or more series, to fix the number of shares constituting any such series, and to fix the rights and preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock. The Board's authority to issue Preferred Stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of Preferred Stock; there are no agreements or understandings for the issuance of Preferred
Stock, and the Board of Directors has no present intention to issue Preferred Stock.

LIMITATION ON DIRECTOR LIABILITY

         The Company's Articles of Incorporation provide, as permitted by governing Texas law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. See "Management - Limitation on Director's Liability; Indemnification."

                             DESCRIPTION OF BUSINESS

 BUSINESS DEVELOPMENT

     The Company was incorporated in the State of Nevada on September 28, 1987 as Goodheart Ventures, Inc. It completed an offering of its securities in November 1988. After completion of its offering, the Company sought potential business ventures through purchase, acquisition or merger. In 1991, it ceased filing reports under the Exchange Act of 1934.


         The Company  identified  entities owned and/or controlled by the Donald
G. and Nina Furrh family as candidates for merger (the "Merger"). A special meeting of the Company's shareholders was held on September 22, 1995, pursuant to notice. At the meeting, the shareholders approved a one-for-twelve reverse split of the Company's outstanding common shares, the merger agreement with Million Dollar Saloon, Inc., (MDS-TX), and amendments to the Company's Articles of Incorporation to authorize a class of preferred stock, a change in the name of the Company, to limit the liability of directors, and to indemnify officers and directors under certain circumstances. The Merger was completed on October 5, 1995. Before the Merger, the Company effected the one-for-twelve reverse split of its issued and outstanding shares of Common Stock. After the Merger, the Company changed its name to "Million Dollar Saloon, Inc."

     MDS-TX was incorporated in the State of Texas on July 1, 1985. It was dormant until September 7, 1995. On that date, MDS-TX acquired 100% of the issued and outstanding stock of Furrh, Inc. ("Furrh"), Texas corporation incorporated February 25, 1974. Furrh owns and manages commercial rental property located in Dallas County, Texas, and has one subsidiary. The subsidiary is Tempo Tamers, Inc. ("Tempo"). Tempo, incorporated on July 3, 1978, operates a lounge and entertainment facility in Dallas, Texas under the registered trademark and trade name "Million Dollar Saloon". Simultaneously, MDS-TX acquired 100% of the issued and outstanding stock of Corporation Lex, ("Lex") and of Don, Inc. ("Don"). Lex, a Texas corporation, incorporated on November 30, 1984, owns and manages commercial rental property located in Dallas County, Texas. Don, a Texas corporation, incorporated on November 8, 1973, owns and manages commercial rental property located in Tarrant County, Texas.

         As a result of the Merger, Furrh, Lex and Don have become subsidiaries of the Company. Tempo remains a subsidiary of Furrh.

     The Company filed a Form 10SB with the Securities and Exchange Commission which became effective in January 1996 and is now filing reports under the Exchange Act of 1934.

BUSINESS OF THE COMPANY

         General

         The following description will refer to the Company's business after the Merger of MDS-TX into the Company and includes the activities of its subsidiaries. The Company is based in Dallas and currently conducts business in two distinct areas:

           [ ]  Owning and operating an adult entertainment nightclub.

           [ ]  Owning and managing income producing commercial real estate.

     Adult Entertainment Nightclub. The Company owns and operates The Million Dollar Saloon through Tempo. This club opened in 1982. The Million Dollar Saloon is a trademarked and recognized name.

         The Company is exploring the expansion of the gentlemen club operation segment of its business by establishing additional Million Dollar Saloons or acquiring additional facilities in selected cities. No specific locations have been identified.

         Income Producing Commercial Real Estate. The Company owns four income producing commercial properties, in fee simple estate, which house gentlemen's clubs in the Dallas-Fort Worth metroplex. Management is of the opinion that all properties, owned and/or leased are adequately covered by insurance. One facility is company operated and the other three are subject to long-term lease agreements and operated by other third-party operators.

         The company operated facility is located at 6826 Greenville Avenue in Dallas, Texas and houses the Million Dollar Saloon. The facility consists of a 9,750 square foot one and two story building located on approximate 25,500 square foot tract of land fronting a major traffic artery in North Central Dallas. The property is owned by Furrh, a subsidiary, and is subject to a lien covering three of the four properties incurred in connection with a $750,000 long-term note payable to a bank dated September 22, 1995.

         The remaining three properties are leased to unrelated independent operators which also operate gentlemen's clubs in the facilities. All of the properties are stand-alone structures and, accordingly, are 100% occupied with a single tenant and, at the present time, are not subject to any plans for renovation, remodeling or other significant improvement. All properties are physically located in geographic areas suitable for their current use. There exist similar properties which could be similarly used in the same geographic area as the subject properties. The effective rentals vary between locations because of desirability and attractiveness of locations.

         Female Entertainment. The topless entertainers and waitresses at The Million Dollar Saloon must follow management's policy of high personal appearance and personality standards. A performer's physical appearance and her ability to present herself attractively and to converse intelligently with customers is very important to management. Management insists that the performers at The Million Dollar Saloon be experienced dancers. The performers dance on the main stage or on small stages throughout the club. While their performances include topless dancing, management insists that performers wear elegant attire when not dancing, as opposed to being scantily dressed as in many other adult cabarets. Management never allows full nudity in the club.
Management provides performers with guidelines for the manner of dress, hairstyle, makeup and general demeanor. Guidelines are imposed to maintain a high standard of professionalism among the performers and to ensure that they always maintain a pleasant, congenial demeanor. Further, management evaluates each performer's appearance and performance on a nightly basis and advises performers if their dress, makeup, hairstyle, general appearance or demeanor do not meet the standards of the Company. Though these policies have the effect of limiting the number of performers who are permitted to dance or serve as waitresses at The Million Dollar Saloon, the Company believes that its policy of maintaining these high standards is in its best interest of long-term market position. Entertainers who have performed at The Million Dollar Saloon have been featured in various leading men's entertainment magazines.

         Food and Drink. The Company believes a key to the success of a premier adult nightclub is a quality, first-class bar and restaurant operation to complement its adult entertainment. The Company employs a full-time Service Manager who is in charge of recruiting and training a professional waitress staff and ensuring that each customer receives prompt and courteous service. The Company employs a Chef and a Bar Manager, who is in charge of ordering, inventory, and scheduling of bar staff. The Company believes that the operation of a first class restaurant and the provision of premium wine, liquor and beer are necessary to the operation of a premier adult cabaret. The Company's restaurant operation is a full service operation which provides business lunch buffets and a full-scale lunch and dinner menu service offering hot and cold appetizers, salads, seafood, steak and other entrees. A variety of premier wines are offered to compliment any customer's lunch or dinner selection.

          Controls. Operational and accounting controls are essential to the successful operation of a cash intensive nightclub and bar business. The Company separates management personnel from all cash handling. The Company uses a combination of accounting and physical inventory control mechanisms to ensure a high level of integrity in its accounting practices. Computers play a significant role in capturing and analyzing a variety of information to provide management with the information necessary to efficiently manage and control the nightclub. Management personnel reconciles deposits of cash and credit card receipts each day to a daily income report. Daily computer reports alert management of any variances from expected financial results based on historical norms.

         Atmosphere. The Company maintains a high standard for atmosphere in its facility and in its decor at The Million Dollar Saloon. The furniture and furnishings in the club area create the feeling of an upscale restaurant. The sound system design provides quality sound at levels so conversations can take place. The Company also provides a companion light show and employs a sound and light engineer to upgrade, monitor, and maintain the sound and light systems at The Million Dollar Saloon. Management constantly monitors the environment of The Million Dollar Saloon for maintenance, music selection, entertainer and waitress appearance, and all aspects of customer service.

         VIP Area. To emphasize service for the upper-end of the business market, the Company maintains a "VIP" area encompassing the upstairs area of The Million Dollar Saloon facility. The VIP area opened in 1982 to individuals who pay an increased daily admission charge or purchase annual or lifetime admission passes. The VIP area provides a higher level of luxury in its decor and more personalized services. Current admission pass fees are $500.00 annually and $1,000.00 for a lifetime. The VIP area consists of approximately 1,800 square feet for food and entertainment purposes and has an occupancy limit of 100 persons. The downstairs club and dining area consists of approximately 4,500 square feet for entertainment purposes and can accommodate 250 persons. The Company estimates that there are less than 100 active VIP members who have purchased annual or lifetime admission passes.


         Advertising and Promotion. The Company's marketing philosophy is to portray The Million Dollar Saloon as a premiere cabaret and providing topless entertainment in a fun, discreet environment for its customers. Hotel publications, local radio, cable television, newspapers, billboards, and a variety of promotional campaigns ensure that the public recognizes The Million Dollar Saloon name. The Company is a member of local business organizations and accepted by the Dallas Convention & Visitor's Bureau.

         Future Expansion. The Company has not determined the precise locations or nature of its future expansion, but it believes, based upon its experience, that opportunities for expansion exist. It is researching the gaming industry and theatrical production as areas for expansion. It may expand by acquisition of facilities including sports bars and casual clubs that would not use the trademark "The Million Dollar Saloon." In determining which cities will be prime locations, a variety of factors will be considered. The current regulatory environment will be one such factor. The city must presently permit sale of alcoholic beverages in a topless cabaret and table dancing. Another factor that will be considered is the availability of sites. The city must have several available sites located in high traffic commercial areas suitable for conversion to The Million Dollar Saloon style cabarets or sports bars or casual clubs. The Company also will review potential competition in the area and will analyze the current market conditions and profitability of other adult cabarets in the city. The existing business climate will be of critical importance.

         Competition. The adult topless club entertainment business is highly competitive with respect to price, service, location, and the professionalism of its entertainment. The Million Dollar Saloon competes with many locally-owned adult cabarets in Dallas, some of whose names may enjoy recognition that equals that of the Million Dollar Saloon. While there may be local governmental restrictions on the location of a so-called "sexually oriented business", there are no barriers to entry into the adult cabaret entertainment market. There are in excess of 30 adult cabarets located in the Dallas area of which two are in direct competition with the Company. The Company believes that the combination of its existing name recognition and its distinctive and unique entertainment environment will allow the Company to effectively compete within the industry.

         Governmental Regulations. The Company is subject to various federal, state and local laws affecting its business activities. In Texas, the authority to issue a permit to sell alcoholic beverages is governed by the Texas Alcoholic Beverage Commission ( "TABC"). The TABC has the authority, in its discretion, to issue appropriate permits. The Company presently holds a Mixed Beverage Permit and a Late Hours Permit (the "Permits"). These Permits are subject to annual renewal, provided the Company has complied with all rules and regulations governing the permits. Renewal of a permit is subject to protest by a law enforcement agency or by a member of the public. In case of protest, the TABC may hold a hearing for interested parties to express their views. The TABC has the authority after such hearing not to issue a renewal of the protested alcoholic beverage permit. The Company has never been the subject of a protest hearing against the renewal of its Permits. Other states may have similar laws that may limit the availability of a permit to sell alcoholic beverages or which may provide for suspension or revocation of a permit to sell alcoholic beverages in certain circumstances. Prior to expanding into any new market, the Company will take all steps necessary to ensure compliance with all licensing and regulatory requirements. The Company has not lost or been denied a permit by the TABC.

         Various groups have increasingly advocated certain restrictions on "happy hour" and other promotions involving alcoholic beverages. The Company feels its entertainment value, admittance charge beginning after normal "happy hours" and its policies of not discounting drink prices are effective tools in promoting its business. The Company cannot predict whether additional restrictions on the promotion of sales of alcoholic beverages will be adopted, or if adopted, the effect of such restrictions on its business.

         Beyond various regulatory requirements affecting the sale of alcoholic beverages, location of a topless cabaret is subject to restriction by city ordinance. The Company is subject to "The Sexually Oriented Business Ordinance" (the "Ordinance") which contains prohibitions on the location of an adult cabaret. The prohibitions deal generally with distance from schools, churches, and other sexually oriented businesses and contain restrictions based on the percentage of residences within the immediate vicinity of the sexually oriented business. The granting of a Sexually Oriented Business Permit ("Business Permit") is not subject to discretion; the Business Permit must be granted if the proposed operation satisfies the requirements of the Ordinance. The Company has held a Business Permit since passage of the city ordinance. The Business Permit is valid for a period of one year and is renewable by application of the permit holder subject to a hearing. The Company has received positive support at such hearings from business associations, nearby businesses, and residential neighbors. The Company has not lost or been denied a Business Permit.

         Trademarks. "Million Dollar Saloon" is a trademarked and recognized name. The name was acquired by purchase before opening the Million Dollar Saloon. The Company is aware of a possible infringement upon the trademark by a facility in Oklahoma and is considering remedial action if warranted. The possible infringement has not and is not expected to materially affect operations of the Company.

         Employees and Independent Contractors. As of December 31, 1995, the Company had approximately 70 full-time employees, of which 12 are in management positions, including corporate and administrative operations and approximately 58 are engaged in food and beverage service, including bartenders and waitresses. Entertainers number approximately 130 full time and part time. None of the Company's employees are represented by a union and the Company considers its employee relations to be good.

     In contrast to prevailing industry treatment of entertainers as independent contractors, the Company classifies its entertainers as employees for both federal income tax purposes and compliance with the Fair Labor Standards Act. By classifying its entertainers as employees subject to the income tax withholding provisions of the Internal Revenue Code and under the Federal Insurance Contributions Act and the Federal Unemployment Tax Act, the Company avoids the imposition of penalties for failure to comply with such requirements.

         Insurance. The Company maintains insurance in amounts it considers adequate for personal injury and property damage. The Company does maintain personal injury liquor liability insurance because the Company may be exposed to potential liabilities that may be imposed pursuant to the Texas "Dram Shop" statute or similar "Dram Shop" statutes or common law theories of liability in other states where the Company may expand. The Texas "Dram Shop" statute provides a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to such person if it was apparent to the server that the individual being sold, served or provided with an alcoholic beverage was obviously intoxicated to the extent that he presented a clear danger to himself and others. An employer is not liable for the actions of its employee who wrongfully serves an individual if (i) the employer requires its employees to attend a seller training program approved by the TABC; (ii) the employee has actually attended such a training program; and
(iii) the employer has not directly or indirectly encouraged the employee to violate the law. It is the policy of the Company to require that all servers of alcohol, including management, be certified every two years as servers under a training program approved by the TABC. Certification gives statutory immunity to the sellers of alcohol from damage caused to third parties by those who have consumed alcoholic beverages at such establishment pursuant to the Texas Alcoholic Beverage Code.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

The following discussion should be read in conjunction with the accompanying financial statements and notes thereto, beginning on page F-1, elsewhere herein. Further, all discussions relate to the continuing operations of Furrh, Inc., Corporation Lex and Don, Inc. as wholly-owned subsidiaries of the Company.

RESULTS OF OPERATIONS
---------------------

SIX MONTHS ENDED JUNE 30, 1996 VERSUS JUNE 30, 1995
---------------------------------------------------
Bar and restaurant revenues increased by approximately $215,000 for the quarter ended June 30, 1996 compared to the quarter ended June 30, 1995 and approximately $464,000 for the comparative six month periods ended June 30, 1996 and 1995, respectively. These increases relate to higher patronage of the facility and to the changes in entertainer compensation methods. During 1995, the Company and its competitors changed their method of entertainer compensation. As a result of this change, the Company experienced increased entertainment revenues which were partially offset by related increases in direct labor costs. Costs of sales increased by approximately $179,000 in the second quarter of 1996 compared to the same period in 1995 and an aggregate $332,000 for the comparable six month periods of 1996 and 1995. Rental revenues on leased real estate were relatively constant during the second quarter of 1996 as compared to the second quarter of 1995. Cumulative rental revenues have decreased by approximately $34,000 for the six months ended June 30, 1996 as compared to the same six months ended June 30, 1995. The cumulative decrease in lease revenues is principally due to lease restructuring and other issues related to one property.


Operating expenses declined by approximately $56,000 in the second quarter of 1996 as compared to the second quarter of 1995. These expenses have experienced cumulative decreases of approximately $131,000 for the first six months of 1996 as compared to the same period in 1995. The principal savings were experienced in reduced management fees paid in 1995 which were discontinued in September 1995 as a result of the reverse merger and corporate restructuring transaction. The Company has experienced expense increases in interest expense due to new notes taken out in the second quarter of 1996 and the September 1995 corporate restructuring. Further, the Company has increased depreciation and amortization expenses as a result of the amortization of costs incurred for the reverse merger and corporate restructuring in September 1995.

Net income increased by approximately $115,000 from approximately $(24,600) for the quarter ended June 30, 1995 to approximately $90,240 for the quarter ended June 30, 1996. year to date net income has increased from approximately $134,000 for the six months ended June 30, 1995 to approximately $228,000 for the six months ended June 30, 1996. The weighted-average number of shares of the Company's common stock has remained relatively constant yielding a comparable earnings per share of $0.05 for the six months ended June 30, 1996 as compared to $0.03 per share for the six months ended June 30, 1995.

YEAR ENDED DECEMBER 31, 1995 VERSUS DECEMBER 31, 1994
-----------------------------------------------------
The Company derives revenues from two principal sources - bar and restaurant operations and rents from leases on real property. The Company experienced an approximate $263,000 increase in gross bar and restaurant revenues to a total of approximately $2,751,000 during the year December 31, 1995 from approximately $2,488,000 during the year ended December 31, 1994. This increase is attributable to increased patronage from local traffic and conventions in the Dallas-Ft. Worth Metroplex. The Company's real estate rental operations experienced a revenue decrease of approximately $2,300 from approximately $478,500 for the year ended December 31, 1994 to approximately $476,200 for the year ended December 31, 1995. This decrease was caused by financial difficulties of one tenant. The Company has been able to replace this tenant at identical lease terms and conditions. The overall net total revenues of the Company increased slightly from approximately $1,573,000 for the year ended December 31, 1994 to approximately $1,676,000 for the year ended December 31, 1995.

Net bar and restaurant direct operating costs have increased with direct personnel costs at approximately $1,048,000 versus $878,000 and purchases of various consumables and supplies at approximately $502,000 versus $515,000 for the year ended December 31, 1995 and 1994, respectively. During 1995 the Company changed its method of compensating dancers from a "tip-based" reporting method to a method whereby dancers are paid a percentage of all reported service charges collected for individual dances. Under this change in compensation methodology, the Company will experience increased revenues, which will be offset by related increases in entertainer compensation. Because of this change, the Company settles with each entertainer at the end of each daily shift and advances to the employee the pro-rata estimated net compensation. All advances are reconciled and cleared during the Company's normal bi-weekly payroll cycle. At December 31, 1995, the Company experienced an increase of approximately $46,600 in accounts receivable as a result of these advances.

Overall operating expenses increased from approximately $1,427,700 for the year ended December 31, 1994 to approximately $1,569,900 for the year ended December 31, 1995. The largest contributors to this increase of approximately $129,000 was an increase in management fees paid to a related party of approximately $100,000 prior to the merger of the Company and the operating subsidiaries and an increase in employer payroll taxes related to the change in entertainer compensation methods. Management fees paid to a related party ceased effective October 1, 1995 with the merger of the Company and the operating subsidiaries.

Additionally, the reorganization of Furrh, Inc. and its subsidiary, Tempo Tamers, Inc., Corporation Lex and Don, Inc. with and into MDS-TX and the subsequent merger with the Company provided a structure whereby the cumulative net operating loss of Furrh, Inc., as of February 28, 1995, in the amount of approximately $400,000 became usable beyond a reasonable doubt. As a separate entity, there was no assurance beyond a reasonable doubt that the net operating loss carry forward would be utilizable by Furrh, Inc. and its subsidiary, and, accordingly, the deferred tax asset related to this net operating loss carry forward was fully reserved. Accordingly upon the consummation of the merger, the Company retroactively recognized a deferred tax asset, of approximately $76,000 as of December 31, 1995 to reflect the economic effect of the future utilization of this loss carry forward for income tax purposes.


As a general rule, the bar and restaurant operations experience limited seasonality during the summer months of June, July and August due to the lack of convention activity in Dallas, Texas and the availability of other recreational and vacation activity by the patronage. No significant financial impact on the operations is caused by this repetitive seasonal decline.

During 1995, the Company advanced an additional approximate $17,500 to officers, directors and/or shareholders, pre- reverse merger between the operating companies and Goodheart. No advances are anticipated to be made by the Company in future periods. In September 1995, the two largest balances due from shareholders were converted to separate formalized notes bearing interest 5.65% and mature in September 1997. The notes may be repaid with either cash or the Company's common stock held by the respective shareholder at an agreed-upon value of $2.00 per share. Both shareholders have adequate share holdings to completely retire the debt, plus anticipated accrued interest, at the scheduled maturity date. It is the intent of these shareholders to liquidate the notes with cash repayments.

YEARS ENDED DECEMBER 31, 1994 VERSUS DECEMBER 31, 1993
------------------------------------------------------
For the year ended December 31, 1994 as compared to the years ended December 31, 1993 and 1992, respectively, revenues from bar and restaurant operations increased to approximately $2.49 million from approximately $2.47 million and approximately $2.38 million, respectively. This increase was driven by a mid-1993 minimal increase in bar prices, increased convention traffic in the Dallas area, focusing on improving relationships with taxicab and limousine services used by visitors to the city and an improvement in operational management focusing on business promotion and marketing. The overall patronage of the facility is dependent upon the traffic flow in the facility's geographical area, continued repeat local customers and continued visitation by conventioneers and other visitors and the facility's overall reputation as a "destination of choice". Cost of sales related to bar and restaurant sales was approximately $1.39 million, $1.50 million and $1.39 million, respectively, for the years ended December 31, 1994, 1993 and 1992. These costs are controlled primarily through management monitoring of food and beverage costs and non-entertainer staffing levels. In order to maintain the appropriate customer service levels, the daily staffing of entertainers is keyed to the appropriate day of the week, anticipated customer levels and availability of qualified entertainers. These attributes are also integral components of the revenue stream in order to maintain repeat customers and to encourage "word-of-mouth" advertising to generate additional customer traffic.

Revenues from real estate rentals were approximately $478,000 in 1994 compared to approximately $467,000 in 1993 and approximately $395,296 in 1992. All leases are subject to scheduled base rent increases, as defined in each respective lease agreement, and the payment by the lessor of all related ad valorem taxes as a component of the rental income amount. All properties are under long-term lease agreements.

Operating expenses have experienced cumulative improvements in expenditures from approximately $1.58 million for Calendar 1992 to approximately $1.49 million in Calendar 1993 to approximately $1.42 million in Calendar 1994. The largest cost savings have occurred in the areas of taxes and interest related to the rental real estate. The Company has constantly strived and succeeded in protesting the valuations placed on its rental real estate and anticipates that these expenditures should remain stable or decline further based on the protest efforts. Management has made the monitoring of non-labor related cost items a target of constant monitoring for additional cost savings in the future.

Interest income is principally related to advances receivable from related parties to the Company. All advances receivable outstanding through September 7, 1995 were due upon demand and bore interest at the statutory interest rate set by the Internal Revenue Service for related party loans. Due to the life of the respective receivables and absence of a formalized repayment program, these amounts are classified as non-current.

On January 1, 1994, Furrh, Inc., Corporation Lex and Don, Inc., collectively declared aggregate dividends of approximately $365,225 which was paid via an offset against the cash advances to various officers, shareholders and affiliates. Additionally, on January 1, 1995, certain officers and shareholders agreed, with the permission of the creditor, to assume a trade account payable in the amount of approximately $400,000. This assumption was accounted for as an offset between the trade accounts payable account and the advances due from officers, shareholders and affiliates account. The effect of these two transactions lowered the balances eligible for interest income computations and, accordingly, was directly responsible for the decline in interest income between the year ended December 31, 1994 and 1993, respectively.



As a general rule, the bar and restaurant operations experience limited seasonality during the summer months of June, July and August due to the lack of convention activity in Dallas, Texas and the availability of other recreational and vacation activity by the patronage. No significant financial impact on the operations is caused by this repetitive seasonal decline.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

SIX MONTHS ENDED JUNE 30, 1996 VERSUS JUNE 30, 1995
---------------------------------------------------
As of June 30, 1996, the Company had working capital of approximately $92,000 as compared to approximately $(32,300) as of December 31, 1995 and $(21,000) at June 30, 1995. The Company has achieved positive cash flows from operations of approximately $313,000 for the six months ended June 30, 1996 as compared to approximately $167,000 for the year ended December 31, 1995 and approximately $112,000 for the six months ended June 30, 1995.

During April 1996, the Company executed a $500,000 note payable to a bank and placed the proceeds into certificates of deposit as an additional working capital reserve. The note is due in October 1996 and required monthly payments of interest only at an interest rate of $5.50%.

Management believes that working capital is not a true indicator of liquidity due to the cash nature of the bar and restaurant operations whereby all direct operating revenues and expenses are settled within five (5) working days after recognition. The positive cash flows from operations has primarily been used, in prior periods, for the retirement of debt and distributions to shareholders. Acquisitions of property and equipment have been nominal during the six months ended June 30, 1996 and totaled approximately $82,000 for Calendar 1995 and $11,000 for Calendar 1994. It is anticipated that no significant future demands for capital resources exist and only routine repairs and maintenance on the company-operated facility will be necessary. During Calendar 1995, the majority of capital expenditures directly related to the exterior and interior remodeling to modernize and update the overall appearance and atmosphere of the facility to maintain its quality and reputation within the marketplace. Due to major freeway construction in the vicinity of the facility, management anticipates that the remodeled facade will attract additional spontaneous patronage from increases in traffic caused by freeway diversions. Liquidity requirements mandated by future business acquisitions or expansions, if any are specifically identified or undertaken, are not readily determinable at this time as no substantive plans have been formulated by management. However, management believes that all necessary cash liquidity will be obtained from existing operations. Additionally, management is of the opinion that there is additional potential availability of incremental mortgage debt and the opportunity for the sale of additional common stock through either private placements or secondary offerings.

As of December 31, 1995, the Company had negative working capital of approximately ($32,300) as of December 31, 1995 as compared to ($292,000) as of December 31, 1994 and approximately ( $858,000) as of December 31, 1993. The Company has achieved positive cash flows from operations of approximately $167,000 for year ended December 31, 1995, approximately $215,000 for the year ended December 31, 1994 and approximately $145,000 for the year ended December 31, 1993.

On September 7, 1995, concurrent with the corporate consolidation previously discussed, MDS-TX sold approximately 124,900 shares of unregistered, restricted common stock (at $2.00 per share) to unrelated third-party investors raising $249,800.

On September 22, 1995, MDS-TX obtained a new $750,000 long-term note payable to a bank in Dallas, Texas. The note bears interest at 11.0% and is payable in 60 equal installments of approximately $16,369, including interest. The final payment is due in September 2000. The note may be prepaid at any time and any prepayment must be accompanied by a "yield maintenance fee" equal to 4% of the outstanding balance if prepaid prior to August 31, 1996; 3% if prepaid between September 1, 1996 and August 31, 1997; 2% if prepaid between September 1, 1997 and August 31, 1998; and 1% if prepaid between September 1, 1997 and August 31, 1999. The proceeds of the loan were used to retire the $712,000 mortgage note payable, maturing in December 1995, with a payoff balance of approximately $288,000 and the $105,000 mortgage note payable, maturing in July 1996, with a payoff balance of approximately $10,000.

On September 22, 1995, MDS-TX and the Estate of Donald G. Furrh (a majority shareholder of all involved corporations, pre and post reorganization) exchanged approximately 325,000 of MDS-TX common stock held by the Estate for MDS- TX's assumption of $650,000 in debts of the Estate (principally inheritance taxes and related professional fees). Funds available from the new $750,000 note payable and the proceeds of the stock sales on September 7, 1995 were used to immediately retire the assumed debt.

Management believes that working capital is not a true indicator of liquidity due to the cash nature of the bar and restaurant operations whereby all direct operating revenues and expenses are settled within five (5) working days after recognition. The positive cash flows from operations has primarily been used, in prior periods, for the retirement of debt and distributions to shareholders. Acquisitions of property and equipment has been nominal during the preceding two Calendar years; approximately $11,000 for Calendar 1994 and approximately $25,000 for Calendar 1993. It is anticipated that future demands for capital resources will increase due to routine repairs and maintenance on the company-operated facility and the exterior and interior remodeling to modernize and update the overall appearance and atmosphere of the facility to maintain its quality and reputation within the marketplace. These repairs and remodeling costs required approximately $82,000 in Calendar 1995. Due to major freeway construction in the vicinity of the facility, management anticipates that a remodeled facade will attract additional spontaneous patronage from increases in traffic caused by freeway diversions. Liquidity requirements mandated by future business acquisitions or expansions, if any are specifically identified or undertaken, are not readily determinable at this time as no substantive plans have been formulated by management. However, management believes that all necessary cash liquidity will be obtained from existing operations. Additionally, management is of the opinion that there is additional potential availability of incremental mortgage debt and the opportunity for the sale of additional common stock through either private placements or secondary offerings.

Because of the large volume of cash handled by the bar and restaurant facility personnel, stringent cash controls have been implemented by the Company. These procedures have continually evolved since the facility opened in 1982 to take advantage of improving technologies. Management believes that it will be able to duplicate the financial controls that exist at the existing facility into future locations, and that these controls will provide sufficient safeguards to protect the interests of the Company.

The Company treats and has consistently treated all entertainers as employees whereas other similar facilities may or may have treated their entertainers as independent contractors. One of the Company's competitors has been the subject of litigation related to this issue and has had judgments entered against it by the U. S. Department of Labor. Management believes that as a result of its initial and continuing policies and procedures, there is an insignificant risk to both future operations and profitability for any potential assessment of payroll and related taxes in the future by regulatory authorities which would have potentially a very significant financial and operational impact if the Company treated all entertainers as independent contractors.

                             DESCRIPTION OF PROPERTY

The Company maintains its corporate offices at 6848 Greenville Avenue in Dallas, Texas. The offices contain approximately 2,700 square feet and the monthly rent is approximately $3,500 per month. The lease expires in October 1997. Based on current local market conditions and available information, management is of the belief that it will either be able to renew the existing lease upon expiration or relocate to a comparable location at a comparable cost.

The Company owns four facilities, in fee simple estate, which operate as gentlemen's clubs in the Dallas-Fort Worth metroplex. Management is of the opinion that all properties, owned and/or leased are adequately covered by insurance. One facility is company operated and the other three are subject to long-term lease agreements and operated by other unrelated third-party operators.

The company operated facility is located at 6826 Greenville Avenue in Dallas, Texas. The facility consists of a 9,750 square foot one and two story building located on approximate 25,500 square foot tract of land fronting a major traffic artery in North Central Dallas. The property is subject to a lien covering three of the four properties incurred in connection with a $750,000 long-term note payable to a bank dated September 22, 1995.

The remaining three properties are leased to unrelated independent operators which also operate gentlemen's clubs in the facilities. All of the properties are stand-alone structures and, accordingly, are 100% occupied with a single tenant and, at the present time, are not subject to any plans for renovation, remodeling or other significant improvement. All properties are physically located in geographic areas suitable for their current use. There exist similar properties which could be similarly used in the same geographic area as the subject properties. The lease rental amounts are based upon the location and physical condition of the respective property. The Harry Hines property lessee experienced financial difficulties during the first nine months of 1995 and has been replaced with a new lessee under the same lease terms and conditions.

A summary of the terms, conditions and operating parameters of the three leased properties being operated by third parties as gentlemen's clubs follows:


Owning entity                        Corporation Lex                 Don, Inc.              Furrh, Inc.
Location/Address                 3021 Northwest Highway       3601 State Highway 157     9736 Harry Hines
                                      Dallas, Texas              Fort Worth, Texas         Dallas, Texas
Square footage
  Building                                8,550                        4,850                   5,900
  Total tract                            37,162                       60,398                  20,000

Mortgages                                  <F1>                         <F1>                 $34,791 <F2>

Lease expiration                        May 2002                    August 1998           September 2005

Scheduled rentals                    $4,250 per week              $3,250 per week        $4,500 per month
                                     through 5/25/99              through 8/15/95          plus 2.50% of
                                     $4,750 per week              $3,500 per week          gross monthly
                                      from 5/26/99                 from 8/16/95            liquor sales
                                     through 5/23/02              through 8/15/98

Effective annual
  rental per square
  foot (total lease term)                $24.33                       $32.14                 $9.15 (*)


Gross book basis
  (including land)                     $1,232,548                    $138,429                $115,000

Net book basis
  (including land)                     $1,033,365                     $68,271                $102,500

Federal income
  tax basis (excluding
  land)                                 $675,342                     $128,429                 $40,000

Depreciation
  method and
  life                                 SL-19 yrs.                  ACRS-15 yrs.             SL-15 yrs.

Ad valorem tax
  rate per $100
  of valuation                            $4.20                        $3.06                   $4.20

1996 Ad valorem
  taxes                                  $9,133                       $6,595                  $4,522

(*) exclusive of the 2.5% of gross liquor sales.

<F1>Subject to a lien  incurred in  connection  with a $750,000  long-term  note payable to a bank dated September 22, 1995. This $750,000 long-term note payable to a bank in Dallas, Texas. The note bears interest at 11.0% and is payable in monthly installments of approximately $16,369, including interest. The final payment is due in September 2000. The note may be prepaid at any time and any prepayment must be accompanied by a "yield maintenance fee" equal to 4% of the outstanding balance if prepaid prior to August 31, 1996; 3% if prepaid between September 1, 1996 and August 31, 1997; 2% if prepaid between September 1, 1997 and August 31, 1998; and 1% if prepaid between September 1, 1997 and August 31, 1999. The proceeds of the loan were used to retire a $712,000 mortgage note payable with a payoff balance of approximately $288,000 and a $105,000 mortgage note payable with a payoff balance of approximately $10,000.

<F2>Subject to a lien incurred with a $115,000  long-term  mortgage note payable to two unrelated individuals. The note bears interest at 12.0% and is payable in monthly installments of approximately $1,380, including interest. The final payment is due in September 1998. The note may be prepaid at any time without additional penalties or fees.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 13, 1996 with regard to the beneficial ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) by the officers, directors and key employees of the Company individually, and (iii) by the officers and directors as a group.

                                                Number
                                              of Shares
Name                                            Owned                Percent
----                                            -----                -------

(i)    Estate of Donald G. Furrh               346,883                6.92%
       6848 Greenville Avenue
       Dallas, Texas  75231

       Dona G. Furrh                           690,553               13.78%

       Joshua Barrett Furrh                    522,974               10.44%

(ii)   Nina J. Furrh                         1,923,490               38.39%
       6848 Greenville Avenue
       Dallas, Texas  75231

       Bjorn Heyerdahl                         500,001                9.98%
       6848 Greenville Avenue
       Dallas, Texas  75231

       Dewanna Ross                              2,000                 .04%
       6848 Greenville Avenue
       Dallas, Texas  75231

       Ronald W. Johnston                        1,500                 .03%
       3828 Peppertree Drive
       Carrollton, Texas  75007

(iii)  Directors and executive
       officers as a group                   2,426,990               48.44%


                                   MANAGEMENT

The following table sets forth certain information about the directors and executive officers of the Company. All directors of the Company hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Executive officers of the Company are elected by the Board of Directors to hold office until their respective successors are elected and qualified.


            Name                     Age              Position(s)
            ----                     ---              -----------

         Nina Furrh                  59     Chairman of the Board and President

         Bjorn Heyerdahl             55     Chief Executive Officer and Director

         Dewanna Ross                39     Corporate Secretary and Director

         Ronald W. Johnston          42     Chief Financial Officer and Director

         Sharon Furrh                47     Director

Nina Furrh has served as President of the Furrh family business interests since 1989. Mrs. Furrh became involved in the daily operations of the Million Dollar Saloon club in September, 1992. Mrs. Furrh directs the Company's other real estate holdings through Furrh Limited Partnership.

Bjorn Heyerdahl has served as the Business Consultant and Financial Advisor to the Furrh family and Estate of Donald G. Furrh for the past 5 years. His duties have included the preparation of Million Dollar Saloon, Inc. to become a public corporation. Mr. Heyerdahl's prior history is that of C.E.O. and/or Director of numerous corporations around the world in endeavors as diversified as retail chain stores, coal/diamond mining, car rental, safari ranches, plantations and film production.

Dewanna Ross has served as administrative manager for the Company companies since 1976. Ms. Ross was responsible for the development of the corporate procedures, including the hiring and training of corporate staff. Ms. Ross has also served as an officer and operator of a private club and as an officer of other businesses.

Sharon Furrh, the widow of Donald G. and Nina Furrh's son, has served as Vice-President of Furrh since 1992. Sharon Furrh has been involved with the Million Dollar Saloon since its inception in 1982 as a design consultant, both in original construction and in subsequent remodelings. Additionally, Sharon Furrh has been responsible for advertising, promotions and public relations for The Million Dollar Saloon.

Ronald W. Johnston, CPA, has served as a consultant to the Company since September, 1992. Mr. Johnston has been a certified public accountant in private practice and a principal of his own firm since 1990. Mr. Johnston's current firm serves a wide range of business and individual clients. Mr. Johnston currently serves as a director of Crash Rescue Equipment Services, Inc., Dallas, Texas.

                             EXECUTIVE COMPENSATION

The Company's Bylaws provide that directors may receive compensation for their services and reimbursement for their expenses as the Board of Directors may establish by resolution.

                                                         Long Term Compensation
                                 Annual Compensation         Awards             Payouts
                                -------------------          ------             -------
(a)                   (b)      (c)       (d)        (e)     (f)     (g)     (h)      (i)
Name                                                       Other
and                                                 Ann- Restricted
Principal                               Fees &      ual   Compen-  Stock           Options/         All Other
Position                       Year      Salary    Bonus  sation   Awards  SARs(#) Payouts   LTIP   Compensation
-----------------------------------------------------------------------------------------------------------------

Nina Furrh,                    1995     $  66,000   na     na       na      na       na       na     na
President <F1> <F2>            1994     $  66,000   na     na       na      na       na       na     na
                               1993     $ 111,000   na     na       na      na       na       na     na
Bjorn Heyerdahl,
Chief Executive Officer <F2>   1995     $  32,000   na     na       na      na       na       na     na

Dewanna Ross, Secretary        1995     $  41,200   na     na       na      na       na       na     na


<F1> The salary of the President is  determined by the Board of Directors  based on the cash flow of Furrh and Tempo. In 1994, the Board of Directors reduced the President's salary to offset increased operating expenses in these two companies. Mrs. Furrh has also received profit distributions based upon her ownership interest from Furrh Limited Partnership of $19,800 in 1993; and $14,850 in 1994; and $ 58,500 in 1995, and distributions based upon here ownership interest from Don, Inc., a Subchapter S corporation, of $15,000 in 1993, $156,614 in 1994 and $ 3,500 in 1995.

<F2> Mr. Heyerdahl became chief executive officer  effective August 23,1995.  He receives a monthly consulting fee of $4,000.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 23, 1995, Bjorn Heyerdahl, before he became chief executive officer and a director of the Company, acquired 12,000,000 shares of the
Company's restricted common stock from shareholders of the Company for a consideration of $22,166.50. After the reverse split, he surrendered 500,000 shares to the Company as a result of the merger negotiations and his negotiations to become chief executive officer, the surrender was necessary to balance ownership between the existing pre-merger shareholders of the Company and the shareholders of MDS-TX.

     On September 7, 1995, MDS-TX exchanged 3,925,000 shares of unregistered, restricted common stock for 100% of the issued and outstanding stock of Furrh and its subsidiary Tempo, Lex and Don. All entities involved in the exchange shared common ownership, control, and management. The purpose of this transaction was to consolidate ownership of the entities prior to the Merger with the Company.

     On September 7, 1995, MDS-TX sold 124,900 shares of unregistered, restricted common stock to outside third parties for an aggregate $249,800. The purpose of this transaction was to provide working capital prior to the Merger with the Company. On October 5, 1995, MDS-TX was merged into the Company.

     The parties relied on Section 4(2) of the Securities Act in that such transactions did not involve a public offering and were thus exempt from the registration requirements of the Securities Act. No underwriters were used in connection with the foregoing transactions.

     Furrh and its subsidiary, Tempo, Lex and Don collectively paid Furrh Limited Partnership, an entity related by ownership and management, management fees of approximately $365,000 and $228,000 for the years ended December 31, 1995 and 1994, respectively. Management fees ceased October 1, 1995 upon consummation of the Merger.

                                LEGAL PROCEEDINGS

     The Company may from time to time be a party to various legal actions arising in the ordinary course of its business. The Company is not currently involved in any such actions that it believes will have a material adverse effect on its results of operations or financial position.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     As of september 15, 1996, the Company had approximately 300 holders of record of its Common Stock. Outstanding shares of the Company's common stock totaled 5,010,084. The Company's transfer agent is Securities Transfer Corporation, Dallas, Texas.

     The Company's shares began trading January 30, 1996 on the OTC Bulletin Board.

           Period Ended          High Bid         Low Bid
           ------------          --------         -------
           January, 1996          $3.75            $3.37
          February, 1996          $4.00            $3.37
             March, 1996          $4.12            $3.12
             April, 1996          $3.87            $3.12
               May, 1996          $3.87            $3.00
              June, 1996          $3.87            $3.00

The source for the high and low bids quotations is the OTC Bulletin Board Research Service and does not reflect inter-dealer prices, such quotations are without retail mark-up, mark-down or commission, and may not represent actual transactions.

     During the first and second quarters of 1996, the Company's Board of Directors declared a cash dividend payable of $0.03 per share for all issued and outstanding shares of common stock. The total dividends paid or accrued amounted to approximately $300,000.

                              SELLING SHAREHOLDERS

     The following table shows the names of the Selling Shareholders and the number of shares owned and offered by each of them.
                                         Number     Number        Number
                                          of          of         of Shares
Name of Selling Shareholder             Shares      Shares      Owned After
                                         Owned     Offered       Offering
Nina J. Furrh,                         1,923,490    25,000       1,898,490
Chairman of the Board and President
Bjorn Heyerdahl,
Chief Executive Officer and Director     500,001    25,000         475,001
Joshua Furrh,                            522,974   125,247         397,727
Beneficial Owner of 5% or more of
the Company's outstanding stock
Dona G. Furrh,                           690,553   307,426         383,127
Beneficial Owner of 5% or more of
the Company's outstanding stock
Joseph Ronald Horowitz                    12,500    12,500<F1>          -
Charles Douglas Howell                    12,500    12,500<F1>          -

Gary L. & Merle L. Haynie                  5,000     5,000<F1>          -
Donald F. Fangman                          5,000     5,000<F1>          -
John Mockovciak                           17,500    17,500<F1>          -
Richard Foster Lanham, Jr.                12,500    12,500<F1>          -
Paula L. & Madeline E. Colleoni            2,500     2,500<F1>          -
True Rhode & Sewell                        6,150     6,150<F1>          -
Richard Foster Lanham, III                 1,000     1,000<F1>          -
Honey Sue Lanham                           1,000     1,000<F1>          -
Susan Joy Holcomb                            100       100<F1>          -
Beth A. Kelly                                100       100<F1>          -
Nancy Jean Herrin                             50        50<F1>          -
Irrevocable Equity Trust No. 1           187,500   187,500<F1>          -
N.F.S.C. / FMTC IRA Rollover fbo J.       25,000    25,000<F1>          -
Ronald Horowitz
Jack Cunningham                           10,000    10,000<F1>          -
Frank D. Waters                            2,500     2,500<F1>          -
Keith J. Johnston                          2,500     2,500<F1>          -
Bruce E. Zucker                            5,000     5,000<F1>          -
Richard G. Goodner IRA Guarantee &         1,000     1,000<F1>          -
Trust Co., Trustee
Don Noblit IRA Guarantee & Trust           1,000     1,000<F1>          -
Co., Trustee
Shelter Family Trust                       1,000     1,000              -
Holey Keyhole                              1,000     1,000              -
Ardith Akins                               1,000     1,000              -
Paul Akins                                   500       500              -
Marion O'Dell                                200       200              -
Amarita Trust                              1,500     1,500              -
Mary Peltier                                 400       400              -
Emery R. Fisher                            1,500     1,500              -
Robert G. Relyea                           2,500     2,500              -
Auerbach Albert & Gold, LC                 2,250     2,250              -
Martin E. Auerbach                         1,500     1,500              -
David W. Auerbach                            250       250              -

KM1 General Partnership                    6,000     6,000              -
Texas Body Works, Inc.                     1,000     1,000              -
Cary F. and Wanda Harris                     500       500<F1>          -
Ronald W. Johnston,                        1,500     1,500<F1>          -
Chief Financial Officer and Director
Stephens Properties                       62,500    62,500<F1>          -
                                                   -----------
                                                   878,173

<F1>These Selling Shareholders have agreed to limit their sales of Shares to 1/6 of the Shares offered by the respective Selling Shareholder during each 30-day period after the effective date of this Prospectus, this limitation shall terminate six months after the effective date of this Prospectus.

 If during any 30-day period the Selling Shareholders are unable to receive a market price of at least $3.00 per share for the Shares they own, then in such event the Company shall issue to each of the Selling Shareholders such number of additional Shares (the "Additional Shares") of the Company's Common Stock in order for the value of the Shares owned by the Selling Shareholders, that they attempted to sell during the 30-day period to be equal to $3.00 per share. If there is no market or if the market for such Common Stock is less than $3.00 per share and Selling Shareholders elect to sell their Shares within six months from the effective date of this Prospectus, then the amount of Additional Shares the Company is obligated to issue is limited only by the remaining authorized but unissued shares of Common Stock .

If at any time during any such 30-day period the closing market price of the Company's Common Stock equals or exceeds $3.00 per share for five consecutive trading days each of the Selling Shareholders did not elect to sell any or all of its Shares subject to being sold during such period, then in such event, the obligation of the Company to issue Additional Shares shall terminate as to those Shares.

The price per share of the Additional Shares and the Shares owned by each of the Selling Shareholders shall be valued, as applicable, at the closing bid price per share of the Company's Common Stock as quoted in any market at the close of business on the 30th day of each 30-day period (or the next business day if the 30th day is Saturday, Sunday or legal holiday) for six months after the effective date of this Prospectus. The obligation of the Company to issue Additional Shares is not cumulative and the Company is not required and does not intend to register such additional shares if issued. The obligation of the Company to issue Additional Shares shall terminate six (6) months after the effective date of the Prospectus.

                              PLAN OF DISTRIBUTION

The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and any profit on the resale of Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

The Company shall indemnify the Selling Shareholders and each underwriter for the Selling Shareholders and each person, if any, who controls the underwriter for the Selling Shareholders and each person, if any, who controls the underwriter within the meaning of the Securities Act of 1933, from any loss, claim, damage or liability arising out of or based upon any untrue statements of a material fact contained in the Registration Statement or any omissions to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except for such statement or omission based upon information furnished in writing by the Selling Shareholders shall indemnify the Company and each of its respective officers and directors who has signed such Registration Statement, each director and each person, if any, who controls the Company within the meaning of the Securities Act of 1933 against any loss, claim, damage or liability arising from any such statement or omission which was made in reliance upon information furnished in writing to the Company by the Selling Shareholders expressly for use in the Registration Statement.

                            DESCRIPTION OF SECURITIES
GENERAL

     The  Company's   Articles  of  Incorporation   authorize  the  issuance  of
50,000,000 shares of Common Stock, $.001 par value per share and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

COMMON STOCK

     Each outstanding share of Common Stock is fully paid and non-assessable, and the holders thereof are entitled to one vote per share at all meetings of stockholders. All shares of Common Stock are equal to each other with regard to liquidation rights and dividend rights. The Articles of Incorporation of the Company deny preemptive rights to purchase any additional shares of Common Stock and do not provide for cumulative voting in the election of directors. In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to receive on a pro rata basis all the assets of the Company remaining after satisfaction of all liabilities, subject to the rights of holders of any Preferred Stock.

     The present intent of the Company is to retain earnings sufficient to provide for the operation and expansion of its business. The Company declared dividends of $0.03 per share in the first quarter and $0.015 per share in the second quarter of 1996 and anticipates the payment of cash dividends in the foreseeable future. In addition, certain covenants in the Company's existing or future credit agreements may contractually limit cash amounts available for dividends on the Common Stock.

PREFERRED STOCK

     The Articles of Incorporation provide that Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. The Articles of Incorporation grant the Board of Directors the power to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers (but no greater than one vote per share), designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

     It is not contemplated that any shares of Preferred Stock will be issued by the Company in the foreseeable future, and the Company was organized with this class of securities authorized to provide flexibility for financing of Company activities in the future. Since no Preferred Stock has been issued, and the issuance of the same is not contemplated, it is not possible to know whether such Preferred Stock, if ever issued, would have preference over the Common Stock shareholders in the distribution of any assets in the event of a liquidation.

ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation and the Nevada General Corporation Law (the "NGCL") contain certain provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise more difficult.

     Business Combinations

     The NGCL contains provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. In general, except under certain circumstances, business combinations with interested stockholders are not permitted for a period of five years following the date such stockholder became an interested stockholder. The NGCL defines an interested stockholder, generally, as a person who owns 10% or more of the outstanding shares of the corporation's voting stock.

     In addition,  the NGCL  generally  disallows  the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person," unless such voting rights are conferred by a majority vote of the disinterested stockholders. "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest." "Controlling interest" is defined in terms of threshold levels of voting share ownership, which thresholds, whenever each may be crossed, trigger application of the voting bar with respect to the shares newly acquired.

     The NGCL also permits directors to resist a change or potential change in control of the corporation if the directors determine that the change or potential change is opposed to or not in the best interest of the corporation.

     Authorized and Unissued Preferred Stock

     The Company has 5,000,000 authorized and not issued shares of Preferred Stock. The existence of authorized and unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors. In this regard, the Articles of Incorporation grant the Board of Directors broad power to establish the designations, powers, preferences and rights of each series of Preferred Stock. See " -- Preferred Stock."

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation and Bylaws provide that the Company will indemnify its directors and officers to the fullest extent provided by Nevada law. In addition, the Articles of Incorporation contain a provision limiting a director's and officer's liability for monetary damages to the fullest extent permitted by Nevada law.

     Furthermore, Section 78.751 of the NGCL contains provisions relating to indemnification of officers and directors. Section 78.751(1) provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the corporation by reason of the fact that he was a director, officer, employee or agent of the corporation. In order to indemnify, it must be shown that he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation.

     Section 78.751(2) of the NGCL further allows the corporation to indemnify any person who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, including amounts paid in settlement and attorneys' fees if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter to which a court of competent jurisdiction has adjudged an officer or director liable to the corporation, unless and only to the extent that a court of competent jurisdiction determines that in view of the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding discussed in the preceding paragraphs, Section 78.751(3) of the NGCL provides that he must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

     Except when indemnification is required by a court of competent jurisdiction, Section 78.751(4) of the NGCL states that the corporation shall only indemnify upon a determination of (i) the stockholders, (ii) majority vote of the board that were not parties to the action; (iii) if ordered by a majority vote of a quorum of directors who were not parties to the action, suit or proceeding, by independent legal counsel in a written opinion; or (iv) by independent legal counsel in a written opinion if no quorum of directors who were not parties to the action may be obtained.

     Unless ordered by a court of competent jurisdiction, indemnification may not be made to or on behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

The validity of the issuance of the Shares will be passed upon for the Company by William C. Jones, Attorney, 4851 LBJ Freeway, Suite 201, Dallas, Texas 75244.

The financial statements of the Company at December 31, 1995 and 1994, and for the years then ended appearing in the Prospectus, have been audited by S.W. Hatfield + Associates, independent certified public accountants, to the extent and for the years indicated in their report appearing elsewhere herein and in the Registration Statement. Such financial statements have been included in reliance upon such report and upon the authority of that firm as experts in accounting and auditing.

S. W. HATFIELD + ASSOCIATES
certified public accountants

Members:   American Institute of Certified Public Accountants
               SEC Practice Section
               Information Technology Section
           Texas Society of Certified Public Accountants


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------



Board of Directors and Shareholders
Million Dollar Saloon, Inc.
   (formerly Goodheart Ventures, Inc.)

We have audited the consolidated balance sheets of Million Dollar Saloon, Inc. (formerly Goodheart Ventures, Inc.) and Subsidiaries (a Nevada corporation and Texas corporations, respectively) as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Million Dollar Saloon, Inc. (formerly Goodheart Ventures, Inc.) and Subsidiaries as of December 31, 1995 and 1994 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                       /s/ S.W. Hatfield +  Associates
                                           ---------------------------
                                           S. W. HATFIELD + ASSOCIATES
Dallas, Texas
February 16, 1996



                      Use our past to assist your future sm

           P. O. Box 820392 o Dallas, Texas 75382-0392 o 214-342-9635
        9236 Church Road, Suite 1040 o Dallas, Texas 75231 o 800-244-0639
                  214-342-9601 (fax) o SWHCPA@aol.com (e-mail)


                                       F1

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1994


                                     ASSETS
                                     ------

                                                         1995             1994
                                                         ----             ----
CURRENT ASSETS
Cash on hand and in bank                             $ 133,374        $ 123,143
Note receivable - current portion                       19,660           18,153
Accounts receivable
Trade, net of allowance for doubtful accounts
of $-0- and $-0-, respectively                          63,653           16,988
Prepaid Federal income taxes                             8,520            6,534
Inventory                                                9,937           10,005
                                                         -----           ------


         Total current assets                          235,144          174,823
                                                       -------          -------


PROPERTY AND EQUIPMENT
Buildings and related improvements                   1,994,730        1,925,901
Furniture and equipment                                755,680          747,924
                                                       -------          -------
                                                     2,750,410        2,673,825
Less accumulated depreciation                       (1,316,679)      (1,213,494)
                                                    ----------       ----------
                                                     1,433,731        1,460,331
Land                                                   816,487          816,487
                                                       -------          -------

         Net property and equipment                  2,250,218        2,276,818
                                                     ---------        ---------


OTHER ASSETS
Note receivable - noncurrent portion                   145,423          163,514
Accounts receivable from officers,
    shareholders and affiliates                        715,525          697,948
Organization costs, net of accumulated
    amortization of $4,688                              70,240               -
Loan costs, net of accumulated amortization
    of $1,580                                           30,026               -
Deferred tax asset                                      76,160          102,000
   Other                                                 9,225            9,232
                                                         -----            -----

         Total other assets                          1,046,599          972,694
                                                     ---------          -------


TOTAL ASSETS                                        $3,531,961       $3,424,335
                                                    ----------       ----------


                                  - Continued -


The accompanying notes are an integral part of these consolidated financial statements.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
                     CONSOLIDATED BALANCE SHEETS - CONTINUED
                           December 31, 1995 and 1994


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                         1995             1994
                                                         ----             ----
CURRENT LIABILITIES
   Note payable to bank                        $             -     $    343,300
   Current portion of long-term debt                   135,911           21,221
   Accounts payable
   Trade                                                71,438           20,072
   Officers, shareholders and affiliates                 2,736           24,972
   Accrued liabilities                                  50,859           50,773
   Tenant deposits                                       6,500            6,500
                                                         -----            -----

         Total current liabilities                     267,444          466,838
                                                       -------          -------


LONG-TERM LIABILITIES
   Long-term debt                                      623,193           45,061
   Deferred tax liability                               90,213           71,800
                                                        ------           ------

         Total liabilities                             980,850          583,699
                                                       -------          -------


COMMITMENTS AND CONTINGENCIES


SHAREHOLDERS' EQUITY
Preferred stock - $0.001 par value.  5,000,000 shares
  authorized.  None issued and outstanding                  -                 -
Common stock - $0.001 par value.  50,000,000 shares
  authorized.  4,999,991 issued and outstanding,
  respectively.                                         5,000             5,082
Additional paid-in capital                                  -           204,583
Retained earnings                                   2,546,111         2,705,971
                                                    ---------         ---------
                                                    2,551,111         2,915,636

Treasury stock - 10 shares of Furrh, Inc. at cost           -           (75,000)
                 --                                 ---------           -------


         Total shareholders' equity                 2,551,111         2,840,636
                                                    ---------         ---------


         TOTAL LIABILITIES AND
            SHAREHOLDERS' EQUITY                   $3,531,961        $3,424,335
                                                   ==========        ==========

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 1995 and 1994


                                                    1995                 1994
                                                    ----                 ----
REVENUES
   Bar and restaurant sales                      $2,750,794          $2,488,360
   Rental income                                    476,257             478,574
                                                    -------             -------
      Total revenues                              3,227,051           2,966,934
                                                  ---------           ---------

COST OF SALES - BAR AND
   RESTAURANT OPERATIONS
   Direct labor                                   1,048,290             878,435
   Purchases                                        502,450             515,421
                                                    -------             -------
      Total cost of sales                         1,550,740           1,393,856
                                                  ---------           ---------

GROSS PROFIT                                      1,676,311           1,573,078
                                                  ---------           ---------

OPERATING EXPENSES
   Salaries, wages and related expenses             460,098             423,868
   Consulting, management and other
      professional fees                             386,490             333,118
   Taxes expense                                     53,496              51,207
   Interest expense                                  60,583              46,773
   Other operating expenses                         497,505             448,089
   Depreciation and amortization                    111,732             124,658
                                                    -------             -------

         Total operating expenses                 1,569,904           1,427,713
                                                  ---------           ---------

INCOME FROM OPERATIONS                              106,407             145,365

OTHER INCOME (EXPENSES)
   Interest income                                   43,501              21,098
   Write off of investment in plantation                  -             (95,710)
                                                   --------             -------

INCOME BEFORE INCOME TAXES                          149,908              70,753

INCOME TAX (EXPENSE) BENEFIT
   Currently payable                                  6,020              (4,361)
   Deferred                                         (44,253)             45,200
                                                    -------              ------

NET INCOME                                      $   111,675         $   111,592
                                                ===========         ===========

Earnings per share of common stock outstanding        $0.02               $0.02
                                                      =====               =====

Weighted-average number of shares outstanding     4,999,991           4,583,325
                                                  =========           =========

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     Years ended December 31, 1995 and 1994


                                                              Additional               Treasury     Total
                                            Common Stock       paid-in      Retained     stock    shareholders'
                                        # shares      Amount   capital      earnings    at cost     equity
                                        --------      ------   -------      --------    -------     ------
Balances at January 1,
   1994, as reported                   9,989,100      $9,989   $182,676   $   (93,254)  $    -    $  99,411


Effect of 1 for 12
   reverse split                      (9,156,675)     (9,157)     9,157             -        -            -

Effect of reverse merger
   with Million Dollar
   Saloon, Inc. (Texas)                4,250,000       4,250     12,750     3,098,858  (75,000)   3,040,858

Adjustment for the
cumulative effect of
the ability to utilize the
net operating loss carry-
forwards of Furrh, Inc.
as a result of the reorgan-
ization into Million Dollar
Saloon, Inc. (Texas)                           -           -          -        62,000        -       62,000
                                       ---------     ---------   --------      -------    ------     ------

Balances at January 1,
   1994 as restated                    5,082,425       5,082    204,583     3,067,604  (75,000)   3,202,269

Distributions to Furrh
   entities shareholders
   pre-reverse merger                          -           -          -      (473,225)       -     (473,225)

Net income for the year                        -           -          -       111,592        -      111,592

Balances at
   December 31, 1994                   5,082,425      $5,082   $204,583    $2,705,971 $(75,000)  $2,840,636
                                       =========      ======   ========    ========== ========   ==========


                                  - Continued -

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY - CONTINUED
                     Years ended December 31, 1995 and 1994


                                                         Additional                 Treasury     Total
                                 Common Stock             paid-in        Retained     stock    shareholders'
                                   # shares      Amount   capital        earnings    at cost     equity
                                   --------      ------   -------         --------    -------     ------
Balances at
   December 31, 1994            5,082,425        $5,082   $204,583       $2,705,971  $(75,000)  $ 2,840,636

Post-reverse merger
   putback of common
   stock by controlling
   shareholder                   (500,000)         (500)       500                -         -             -

Sale of common stock
   Pre- reverse merger to
      former controlling
      Goodheart shareholder       416,666           417      4,583                -         -         5,000
   Pre-reverse merger stock
      of Million Dollar
      Saloon, Inc. (Texas)        125,900           126    250,674                -         -       250,800

Purchase and retirement
   of treasury stock by
   Million Dollar Saloon,
   Inc. (Texas) (pre-merger)     (325,000)         (325)  (460,140)        (189,535)        -      (650,000)

Retirement of treasury stock
   held by Furrh, Inc. (pre-
   reverse merger)                      -             -          -          (75,000)   75,000             -

Issuance of common stock
   for payment of under-
   writing and merger costs       200,000           200    199,800                -         -       200,000

Offset of underwriting and
   merger costs                         -             -   (200,000)               -         -      (200,000)

Distributions to Furrh
   entities shareholders
   pre-reverse merger                   -             -          -           (7,000)        -        (7,000)

Net income for the year                 -             -          -          111,675         -      111, 675
                                ----------       ------     ------         --------       ----     --------

Balances at
   December 31, 1995            4,999,991        $5,000     $    -       $2,546,111     $   -    $2,551,111
                                =========        ======       =====       ==========     ====    ==========


                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1995 and 1994

                                                                                    1995             1994
                                                                                    ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                     $111,675         $111,592
   Adjustments to reconcile net income to net cash
      provided by operating activities
         Depreciation and amortization                                             111,732          124,658
         Transitional effect of new accounting standard                           (115,775)               -
         Fair market value of building given in
            exchange for compensation                                                3,244                -
         Write off of investment in plantation                                           -           95,710
         Deferred income taxes                                                     160,028          (45,200)
         (Increase) decrease in
            Accounts receivable
               Trade                                                               (46,665)          23,385
               Prepaid income taxes                                                 (1,986)          10,312
            Inventory                                                                   68           (2,623)
            Loan costs                                                             (31,606)               -
            Organization costs                                                     (74,928)               -
            Deposits and other assets                                                    7               22
         Increase (decrease) in
            Accounts payable and other
               accrued liabilities                                                  51,452         (100,784)
            Income taxes payable                                                         -           (5,717)
                                                                                    ------          -------
Net cash provided by operating activities                                          167,246          211,355
                                                                                   -------          -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Principal collections on note receivable                                         16,584           16,762
   Purchases of property and equipment                                             (82,108)         (10,917)
   Cash advances to shareholders and affiliates                                    (17,577)               -
                                                                                   -------          -------
Net cash used in investing activities                                              (83,101)           5,845
                                                                                   -------            -----

CASH FLOWS FROM FINANCING ACTIVITIES
   Principal funding on new long-term note payable                                 750,000                -
   Net activity on note payable to bank                                           (343,300)         (90,000)
   Payments on long-term debt                                                      (57,178)         (19,908)
   Repayment of advances from shareholders and affiliates                          (22,236)         (35,618)
   Sale of common stock                                                            255,800                -
   Purchase of treasury stock                                                     (650,000)               -
   Cash distributions to shareholders - pre merger                                  (7,000)        (108,000)
                                                                                    -------        ---------
Net cash used in financing activities                                              (73,914)        (253,526)
                                                                                   -------         --------

INCREASE IN CASH AND CASH EQUIVALENTS                                               10,231          (36,326)

Cash and cash equivalents at beginning of year                                     123,143          159,469
                                                                                   -------          -------

Cash and cash equivalents at end of year                                           $133,374       $ 123,143
                                                                                   ========       =========

                                  - Continued -


                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                     Years ended December 31, 1995 and 1994


                                                            1995         1994
                                                            ----         ----
SUPPLEMENTAL DISCLOSURES OF
   INTEREST AND INCOME TAXES PAID

      Interest paid on borrowings                          $60,583    $46,773
                                                           =======    =======


      Income taxes paid (refunded)                         $(4,024)   $  (234)
                                                           =======    =======


SUPPLEMENTAL SCHEDULE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES0

      Payment of dividend to shareholders through
         relief of advances receivable from and
         payable to shareholders and affiliates        $         -   $347,753
                                                       -----------    --------

      Transfer of account payable to shareholders
         through relief of advances receivable from
         shareholders and affiliates                  $          -   $399,940
                                                       -----------    --------

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES

                       (formerly Goodheart Ventures, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1995 and 1994



NOTE A - BACKGROUND AND ORGANIZATION

Million Dollar Saloon, Inc. (formerly Goodheart Ventures, Inc.) (MDS-NV) was incorporated under the laws of the State of Nevada on September 28, 1987. MDS-NV completed a public sale of its securities on November 10, 1988 with the issuance of 489,100 shares of its common stock. Additionally, MDS-NV issued 2,934,600 warrants to purchase one share of Class A common stock at $0.50 per share and one share of Class B common stock at $0.75 per share. No warrants were exercised by their holders and all issued and outstanding warrants have expired.

MDS-NV was formed for the purpose of seeking a suitable merger or acquisition candidate. MDS-NV's activities have consisted principally of raising capital and, as such, was a development stage company prior to the transactions discussed in succeeding paragraphs.

In August 1995, MDS-NV experienced a change in control whereby members of management of Furrh, Inc. and its wholly-owned subsidiary, Tempo Tamers, Inc., Corporation Lex and Don, Inc. became the controlling shareholders of MDS-NV. The shareholders of all entities then reached an oral agreement with whereby these companies would become wholly-owned subsidiaries of MDS-NV.

On September 7, 1995, the shareholders of Furrh, Inc., Corporation Lex and Don, Inc. exchanged 100% of their issued and outstanding stock for a net aggregate 3,925,000 shares of Million Dollar Saloon, Inc., a dormant Texas corporation, (MDS-TX) owned by the majority shareholders of the respective companies. The purpose of this transaction was to consolidate the ownership of Furrh, Inc. and Tempo Tamers, Inc., Corporation Lex and Don, Inc. into a single company to facilitate the merger with MDS-NV.

MDS-TX merged with and into MDS-NV, which was controlled by members of management of MDS-TX, effective November 1, 1995. Goodheart Ventures, Inc. also changed its corporate name to Million Dollar Saloon, Inc. (MDS-NV) on November 1, 1995. Furrh, Inc. and its wholly-owned subsidiary, Tempo Tamers, Inc., Corporation Lex and Don, Inc. remain as separate operating entities and are wholly-owned subsidiaries of MDS-NV.

The combination of Furrh, Inc. and its wholly-owned subsidiary, Tempo Tamers, Inc., Corporation Lex and Don, Inc. with MDS-TX and the subsequent merger of MDS-TX with MDS-NV were separately accounted for in accordance with Accounting Principles Board No. 16 "Business Combinations", Interpretation #39 for companies under common control on an "as if pooled" basis. The historical financial statements of all involved entities have become the historical consolidated financial statements of MDS-NV.

Furrh, Inc. (Furrh) was incorporated under the laws of the State of Texas on February 25, 1974. Furrh owns and manages commercial rental property located in Dallas County, Texas. Furrh's wholly-owned subsidiary, Tempo Tamers, Inc. (Tempo), was incorporated under the laws of the State of Texas on July 3, 1978. Tempo operates a lounge and entertainment facility, located in Dallas, Texas, under the registered trademark and trade name "Million Dollar Saloon(R)". Additionally, Furrh previously had two other wholly-owned subsidiaries, Don Investments, Inc. and Tanfastic, Inc. All operations, assets and liabilities of these two companies were closed and/or liquidated prior to January 1, 1993. Furrh and Tempo had a February 28 year-end. Concurrent with the previously discussed consolidation and merger, Furrh and Tempo changed their year-end to December 31. The amounts utilized in the accompanying financial statements have been restated to the new year end of December 31.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE A - BACKGROUND AND ORGANIZATION - Continued

Corporation Lex (Lex) was incorporated under the laws of the State of Texas on November 30, 1984. Lex owns and manages commercial rental property located in Dallas County, Texas. Lex has a December 31 year end.

Don, Inc. (Don) was incorporated under the laws of the State of Texas on November 8, 1973. Don owns and manages commercial rental property located in Tarrant County, Texas. Don has a December 31 year end.

MDS-NV originally had a year-end of August 31. Concurrent with the merger of MDS-NV and MDS-TX, MDS-NV changed its year-end to December 31 to match that of its acquired operating companies.

These financial statements reflect the books and records of Million Dollar Saloon, Inc. (formerly Goodheart Ventures, Inc.) (Nevada), Million Dollar Saloon, Inc. (Texas), Furrh, Inc., Tempo Tamers, Inc., Corporation Lex and Don, Inc. for the nine months ended September 30, 1995 and 1994, respectively. All significant intercompany transactions have been eliminated in combination. The consolidated entities are referred to as Company.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Cash and Cash Equivalents
   --------------------------

   For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

   Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

2. Accounts Receivable and Revenue Recognition
   --------------------------------------------

   In the normal course of business, the Company extends unsecured credit to virtually all of its tenants related to rental property operations and accepts national bankcards as payment for goods and services in its lounge and entertainment facility. Bankcard charges are normally paid by the clearing institution within three to fourteen days from the date of presentation by the Company. All lease rental payments are either due on the first day of the month in advance for the month or on the first day of the week in arrears for the previous corresponding period. All revenue sources are located either in Dallas or Tarrant County, Texas. Because of the credit risk involved, management has provided an allowance for doubtful accounts which reflects its opinion of amounts which will eventually become uncollectible. In the event of complete non-performance, the maximum exposure to the Company is the recorded amount of trade accounts receivable shown on the balance sheet at the date of non-performance.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

3. Inventory
   ----------

   Inventory consists of food and liquor consumables necessary in the operation of Tempo's lounge and entertainment facility. These items are valued at the lower of cost or market using the first-in, first-out method of accounting.

4. Property and Equipment
   ----------------------

   Property  and  equipment  is  recorded  at  cost  and  is  depreciated  on  a straight-line basis, over the estimated useful lives (generally 10 to 40 years) of the respective asset. Major additions and betterments are capitalized and depreciated over the remaining estimated useful lives of the related assets. Maintenance, repairs, and minor improvements are charged to expense as incurred.

5. Trademark rights
   ----------------

   Amounts paid in conjunction with the acquisition and retention of the trademark "Million Dollar Saloon(R)" have been capitalized. The life of the registration is twenty years from its affirmation in 1988 and may be extended as allowed by applicable law at that point in time. This trademark has been assigned Registration No. 1,509,636 by the U. S. Patent and Trademark Office. The Company began to amortize the trademark over the remaining 13 year life, commencing on October 1, 1995, concurrent with the aforementioned corporate restructuring.

6. Income Taxes
   ------------

   Pre merger
   ----------
   Furrh and Tempo file a consolidated Federal Income Tax return using a year end of February 28. Lex files a separate Federal Income Tax return using a year end of December 31. Don is a "Subchapter S" corporation and, accordingly, the shareholders of Don are responsible for reporting the revenues and expenses of this corporation.

   Effective January 1, 1992, Furrh and Lex adopted the provisions the provisions of FASB Statement No. 109 "Accounting for Income Taxes" which requires the asset and liability method of accounting for income taxes rather than the deferred method previously required. At December 31, 1994 the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. No valuation allowance was provided against deferred tax assets. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, and the anticipated utilization of net operating loss carryforwards.

   Post merger
   -----------
   Effective September 7, 1995, concurrent with the merger of Furrh, Don and Lex into MDS-TX, the change in control of these operating companies created a short-year Federal Income Tax return from the previously noted year end through September 7, 1995 for Furrh, Tempo and Don. Additionally, Don forfeited its Subchapter S election, effective September 7, 1995. All entities except Lex will file a consolidated Federal Income Tax return for the period September 7, 1995 through December 31, 1995. Lex will file as a separate entity for Calendar 1995 and it is anticipated will be included in the consolidated Federal Income Tax return for Calendar 1996 and all future periods.
                                      F-11

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

6. Income Taxes - continued
   ------------

   Furrh and Tempo have consolidated cumulative net operating losses of approximately $399,000, as reported on their final consolidated separate company return for the period ended September 7, 1995, and approximately $224,000 as of December 31, 1995, for both financial reporting and tax reporting purposes available to be carried forward to offset future taxable income. In the event that these operating loss carryforwards are not used, they will begin to expire in 2008. The capacity to utilize these net operating loss carryforwards for periods after September 7, 1995, due to the corporate restructuring and mergers previously discussed, created a deferred tax asset of approximately $70,000 and $102,000, as of December 31, 1995 and 1994, respectively, utilizing the anticipated marginal incremental tax rate of 34.0%. Under the requirements of Statement of Financial Accounting Standards No. 109, the accounting for the reverse merger on an "as-if-pooled" basis causes the retroactive recognition of the deferred tax asset in each respective accounting period presented. The cumulative prior period effect of this adjustment was an increase in retained earnings as of January 1, 1994 of approximately $62,000. The respective changes in the deferred tax asset account for the years ended December 31, 1995 and 1994, respectively, are reflected as a component of deferred income tax (benefit) expense in the Statement of Income.

   Additionally, the forfeiture of its Subchapter S election by Don at September 7, 1995 created a deferred tax liability of approximately $19,975 utilizing the anticipated marginal incremental tax rate of 34.0%. Per the requirements of Statement of Financial Accounting Standards No. 109, this amount is reflected as a component of deferred income tax (benefit) expense in the Statement of Income for the year ended December 31, 1995.

   Further, Furrh, Tempo and Lex have cumulative general business tax credit carryforwards of approximately $80,700 available to offset future tax liabilities, which if not used, begin to expire in 2009.

7. Earnings (loss) per share
   --------------------------

   Earnings  (loss) per share is computed by  dividing  consolidated  net income
   (loss) by the composite weighted-average number of shares of common stock outstanding during the year.

8. Pending Accounting Standards not yet adopted
   ---------------------------------------------

   The Company has not adopted Statement of Financial Accounting Standard Number 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company will adopt this standard for the first quarter of 1996 and anticipates no adverse impact on the financial statements upon the required implementation of this Standard.

   No other issued and unimplemented accounting Standards are either applicable to the Company or will have a material adverse impact on the financial statements when implemented.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE C - INVESTMENT IN PLANTATION

During 1994, Goodheart Ventures, Inc., in seeking a suitable merger or acquisition candidate, made an advance of approximately $96,000 towards the acquisition of a macadamia nut plantation in the Country of Panama. The acquisition was not completed and/or consummated and the advance was charged off as a non-operating expense of the Company in 1994.


NOTE D - NOTE RECEIVABLE

                                                                          1995           1994
                                                                          ----           ----
$220,000 note receivable from an unrelated
   individual for the sale of real estate.  Interest
   at 8.00%.  Payable in monthly installments
   of approximately $2,669, including interest.
   Final payment due in July 2002.  Collateralized
   by real estate and improvements located in
   Dallas County, Texas                                                $165,083       $181,667

      Less current portion                                              (19,660)       (18,153)

      Noncurrent portion                                               $145,423       $163,514

Future maturities of the note receivable are as follows:            Year ending
                                                                    December 31,        Amount
                                                                           1996        $19,660
                                                                           1997         21,292
                                                                           1998         23,059
                                                                           1999         24,973
                                                                           2000         27,045
                                                                           2001-2002    49,054
                                                                           Total      $165,083

NOTE E - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 1995 and 1994:

                                                     1995              1994           Estimated life
                                                     ----              ----           --------------
         Buildings and related improvements       $1,994,730        $1,925,901         15 - 40 years
         Furniture and equipment                     755,680           747,924       10 years
                                                     -------           -------
         Less accumulated depreciation            (1,316,679)       (1,213,494)
                                                  ----------        ----------
                                                   1,433,731         1,460,331
         Land                                        816,487           816,487
                                                     -------           -------

         Net property and equipment               $2,250,218        $2,276,818
                                                  ==========        ==========

Depreciation expense for the years ended December 31, 1995 and 1994 was $104,177 and $122,086, respectively.


                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE F - ADVANCES TO/FROM OFFICERS, SHAREHOLDERS AND AFFILIATES

The Company has made net cash advances to various officers, shareholders, employees and affiliates aggregating approximately $715,500 and $697,000 as of December 31, 1995 and 1994, respectively and received net advances from officers, shareholders and affiliates aggregating approximately $2,700 and $25,000 as of December 31, 1995 and 1994, respectively. All advances receivable are due upon demand and bear interest at the statutory interest rate set by the Internal Revenue Service for related party loans. Due to the life of the respective receivables and absence of a formalized repayment program, these amounts are classified as non-current.

In September 1995, the two largest balances due from two shareholders were converted to formal notes receivable bearing interest at 5.65%. These notes mature in September 1997 and all accrued interest and principal is due at that time. The notes are repayable in either cash or in stock of the Company at an agreed-upon exchange rate of $2.00 per share. Both shareholders have adequate share holdings to completely retire the debt, plus anticipated accrued interest, at the scheduled maturity date. It is the intent of these shareholders to liquidate the notes with cash repayments.

During 1994, the Company declared a dividend of approximately $365,225 which was paid via an offset against the cash advances to various officers, shareholders and affiliates. Additionally, certain officers and shareholders agreed, with the permission of the creditor, to assume a trade account payable in the amount of approximately $400,000. This assumption was accounted for as an offset between the trade accounts payable account and the advances due from officers, shareholders and affiliates account.


NOTE G - NOTE PAYABLE TO BANK
                                                             1995         1994
                                                             ----         ----
$712,300 mortgage loan payable to a bank.  Interest
at 11.00%.  Payable in monthly installments of
approximately $7,500 plus accrued interest.  Unpaid
principal and accrued interest due December 1995.
Collateralized by real estate in Dallas County, Texas     $    -       $343,300
                                                          ======       ========



NOTE H - LONG-TERM DEBT

Long-term debt consists of the following at December 31, 1995 and 1994, respectively:

                                                             1995         1994
                                                             ----         ----
$750,000 note payable to a bank.  Interest
   at 11.0%.  Payable in monthly installments
   of approximately $16,369, including
   interest.  Final payment due in September
   2000.  Collateralized by real estate and
   improvements located in Dallas and
   Tarrant Counties, Texas.                              $721,469      $      -

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE H - LONG-TERM DEBT - Continued

                                                          1995             1994
                                                          ----             ----
$115,000 mortgage note payable to two individuals.
Interest at 12.00%.  Payable in monthly installments
of approximately $1,380, including interest.  Final
payment due in September 1998.  Collateralized
by real estate in Dallas County, Texas.                $  37,635      $  48,933

$105,000 mortgage note payable to a financial
institution.  Interest at 10.00%.  Payable in
monthly installments of approximately $1,013,
including interest.  Final payment due in
July 1996.  Collateralized by real estate in
Tarrant County, Texas                                         -          27,230

                                                        759,104          66,282
      Less current portion                             (135,911)        (21,221)

      Long-term portion                                $623,193         $45,061

The $750,000 note payable to a bank may be prepaid at any time and any prepayment must be accompanied by a "yield maintenance fee" equal to 4% of the outstanding balance if prepaid prior to August 31, 1996; 3% if prepaid between September 1, 1996 and August 31, 1997; 2% if prepaid between September 1, 1997 and August 31, 1998; and 1% if prepaid between September 1, 1997 and August 31, 1999. The proceeds of this loan were used to retire the $712,000 short-term mortgage note payable with a payoff balance of approximately $288,000 and the $105,000 mortgage note payable with a payoff balance of approximately $10,000.

Current maturities of long-term maturities as of December 31, 1995 are as follows:

                                                    Year ending
                                                    December 31,        Amount
                                                    ------------        ------
                                                     1996              $135,911
                                                     1997               151,780
                                                     1998               158,135
                                                     1999               171,085
                                                     2000               142,193
                                                                        -------
                                                    Total              $759,104
                                                                       ========

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE I - INCOME TAXES

As of September 7, 1995, concurrent with the reorganization of Furrh, Inc., Corporation Lex and Don, Inc. into MDS-TX, the capacity to utilize the net operating loss carryforward of Furrh, Inc., incurred through the September 7, 1995 reorganization date became more readily determinable. Accordingly, in accordance with Financial Accounting Standards Board Statement No. 109, MDS-TX, upon the acquisition of Furrh, Inc., recognized a deferred tax asset to reflect the future benefit related to the expected utilization of this net operating loss carryforward. Further, based upon the accounting for the reverse merger on an "as-if-pooled" basis causes the retroactive recognition of the deferred tax asset in each respective accounting period presented. The cumulative prior period effect of this adjustment was an increase in retained earnings as of January 1, 1994 of approximately $62,000. The respective changes in the deferred tax asset account for the years ended December 31, 1995 and 1994, respectively, are reflected as a component of deferred income tax (benefit) expense in the Statement of Income.

Additionally, the forfeiture of its Subchapter S election by Don at September 7, 1995 created a deferred tax liability of approximately $19,975 utilizing the anticipated marginal incremental tax rate of 34.0%. Per the requirements of Statement of Financial Accounting Standards No. 109, this amount is reflected as a component of deferred income tax (benefit) expense in the Statement of Income for the year ended December 31, 1995.

The deferred current tax asset and non-current deferred tax liability on the December 31, 1995 and 1994, respectively, balance sheet consists of the following:
                                                 December 31,     December 31,
                                                     1995            1994
                                                     ----            ----

Current deferred tax asset                        $     -     $         -
Current deferred tax liability                          -               -
Valuation allowance for current
deferred tax asset                                      -               -
                                                     ------          ------
Net current deferred tax asset                    $     -     $         -

Non-current deferred tax asset                    $76,160        $102,000
Valuation allowance for non-current
deferred tax asset                                      -               -
Net non-current deferred tax asset                $76,160        $102,000
                                                  =======        ========

Non-current deferred tax liability               $(90,213)       $(71,800)
                                                 ========        ========

The deferred tax asset relates to the anticipated future utilization of the cumulative net operating loss carryforward of Furrh, Inc. and its wholly-owned subsidiary, Tempo Tamers, Inc. The non-current deferred tax liability results from the usage of statutory accelerated tax depreciation and amortization methods.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE I - INCOME TAXES - Continued

The components of income tax expense (benefit) for the years ended December 31, 1995 and 1994, respectively, are as follows:

                                                     1995             1994
                                                     ----             ----
     Federal:
     Current                                      $(6,020)      $     4,361
    Deferred                                       44,253           (45,200)
                                                   ------           --------
                                                   38,233           (40,839)
                                                   ------           --------
       State:
     Current                                            -                 -
    Deferred                                            -                 -
                                                        -                 -

                  Total                           $38,233          $(40,839)
                                                  =======          ========

The Company's income tax expense (benefit) for the years ended December 31, 1995 and 1994, respectively, differed from the statutory federal rate of 34 percent as follows:

                                                     1995             1994
                                                     ----             ----
Statutory rate applied to earnings
(loss) before income taxes                        $37,970           $37,941
Increase (decrease) in income taxes
resulting from:
State income taxes                                      -                 -
Deferred income taxes                              44,253           (45,200)
                                                   ------          --------
Effect of incremental tax brackets
and utilization of net operating loss
carryforwards                                     (43,990)          (33,580)
                                                  --------          --------

Income tax expense (benefit)                      $38,233          $(40,839)
                                                  =======          ========

Deferred income tax expense (benefit) as of December 31, 1995 and 1994, respectively, consists of the following components:

                                                     1995             1994
                                                     ----             ----
Changes in deferred tax assets
Effect of utilization of (benefit from)
net operating loss carryforward                   $25,840          $(40,000)
Changes in deferred tax liabilities
Effect of forfeiture of Subchapter S
status by Don, Inc.                                19,323                 -
Effect of differences in book and
statutory tax depreciation methods                   (910)           (5,200)
                                                    -----           -------

Changes in deferred income tax accounts           $44,253          $(45,200)
                                                  =======          ========

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE J - CAPITAL STOCK TRANSACTIONS

In August 1995, the Board of Directors of Furrh, Inc., prior to the consolidation of Furrh into MDS-TX, approved the retirement of 10 shares of Furrh, Inc. treasury stock which was purchased in 1990 for $75,000. This retirement was accounted for as a reduction in the carrying value of issued and outstanding common stock at $10, which equals the par value of the shares and a reduction of retained earnings of $74,990, in accordance with the tenets of Accounting Principles Board Opinion No. 6.

On September 7, 1995, the shareholders of Furrh, Inc, Corporation Lex and Don, Inc. collectively exchanged 100% of the issued and outstanding stock in each corporation for an aggregate 3,925,000 shares of Million Dollar Saloon, Inc., a dormant Texas corporation, (MDS-TX) owned by the majority shareholders of the Company. The purpose of this transaction was to consolidate the ownership of Furrh, Inc. and Subsidiary, Corporation Lex and Don, Inc. into a single new company to facilitate the merger with a publicly-held "shell" corporation. The operating entities of Furrh, Inc. and its subsidiary, Tempo Tamers, Inc., Corporation Lex and Don, Inc. became wholly-owned subsidiaries of MDS-TX. No cash was paid as consideration for this corporate consolidation.

Also, on September 7, 1995, concurrent with the corporate consolidation, MDS-TX sold under two separate Stock Purchase Agreements (SPA) approximately 124,900 shares of unregistered, restricted common stock at $2.00 per share to unrelated third-party investors (Shareholders) raising $249,800. These stock sale proceeds were used to retire debts assumed in the acquisition of treasury stock discussed in the following paragraph.

Under one SPA, the Company was obligated to repurchase the 74,900 of the 124,900 shares at a price of $3.00 per share if the purchasers were unable to publicly sell the shares at anytime within two (2) years from September 1, 1995. Under this agreement, the Company was contingently liable to repurchase the shares for an aggregate $224,700. The SPA was amended on October 31, 1995 and all of these affected purchasers consented to the amendment in writing.

The Amended SPA contains the language "Shareholders shall have the right to sell 1/6 of the Seller Shares that they own during each 30-day period after the effective date of the Registration Statement in Form SB-2 for six (6) months. If during any such 30-day period the [Shareholder] is unable to receive a market price of $3.00 per share for the Seller Shares that they own, then in such event the Company shall issue to the [Shareholder] such number of additional shares (the "Additional Shares") of the Company's Common Stock in order for the value of the Seller Shares owned by the [Shareholder] that they attempted to sell during the 30-day period to be equal to $3.00 per share. If at any time during any such 30-day period the closing market price of the Company's Common Stock equals or exceeds $3.00 per share for five consecutive trading days and the [Shareholder] did not elect to sell any or all of its shares subject to being sold during such period, then in such event, the obligation of the Company to issue Additional Shares shall terminate as to those shares." The Amended Stock Purchase Agreement further defines the venue and methodology for determining the share price and it is the understanding and intent of the Company and the Purchasers that any Additional Shares shall be issued as restricted and unregistered, pursuant to Rule 144, to the Shareholder(s). Per the Amended SPA, each 30-day period stands alone and the obligation to issue Additional Shares is not cumulative. This obligation to issue Additional Shares shall expire six (6) months after the effective date of the Form SB-2 Registration Statement.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE J - CAPITAL STOCK TRANSACTIONS - Continued

The remaining 50,000 of the 124,900 shares were sold under a separate SPA which set forth that the purchasers were limited to selling 1/6th of the aggregate number of shares purchased in any 30-day period following the effective date of a Registration Statement. In the event that the purchasers were unable to receive a market price of at least $3.00 per share for these 50,000 shares purchased, then in such event, the Company would issue additional shares of the Company's common stock to these purchasers in order for the value of the shares that the purchasers attempted to sell during the 30-day period to be equal to $3.00 per share. If at any time during any such 30-day period, the closing market price of the Company's common stock equals or exceeds $3.00 per share for five consecutive trading days and each of the purchasers did not elect to sell any or all of their eligible shares for sale, then in such event, the obligation of the Company to issue additional shares shall terminate. This separate SPA defines the venue and methodology for determining the share price. Further, the SPA states that the obligation to issue additional shares under these terms is not cumulative and the obligation of the Company to issue additional shares under this SPA terminates six (6) months after the effective date of a Registration Statement. It is the understanding and intent of the Company and the Purchasers that any Additional Shares shall be issued as restricted and unregistered, pursuant to Rule 144, to the Shareholder(s).

As a result of the original separate SPA covering 50,000 shares of common stock, discussed in the immediately preceding paragraph, and the amendment to the SPA covering 74,900 shares of common stock, the Company remains contingently liable to only issue additional shares of unregistered, restricted common stock up to and including the total authorized, but unissued, shares of the Company's common stock.

At December 31, 1995, the Company had approximately 45,000,000 shares of authorized, but unissued, common stock. In the event of a nominal market value on the Company's common stock on the respective selling dates, using a theoretical situation whereby the market value would decline to $0.01 per share, the Company would be obligated to issue an additional 37,345,100 shares of unregistered, restricted common stock.

On September 22, 1995, MDS-TX and the Estate of Don Furrh (a majority shareholder of all involved corporations, pre- and post-reorganization) exchanged approximately 325,000 of MDS-TX common stock held by the Estate for MDS-TX's assumption of $650,000 in debts of the Estate (principally inheritance taxes and related professional fees). Funds available from the new $750,000 note payable and the proceeds of the September 7, 1995 stock sales were used to immediately retire the assumed debt. This treasury stock was immediately retired by an action of the Board of Directors. This retirement was accounted for as a reduction in the carrying value of issued and outstanding common stock at $325, which equals the par value of the shares issued in the combination of Furrh, Inc. and MDS-TX and a reduction of additional paid-in capital of $649,675, in accordance with the tenets of Accounting Principles Board Opinion No. 6.

On September 22, 1995, the Shareholders of MDS-NV approved a one-for-twelve reverse stock split, all share amounts in the accompanying financial statements reflect the effects of this reverse stock split as of the beginning of the first period presented.

Also on September 22, 1995, the Shareholders of MDS-NV approved the merger of MDS-NV with MDS-TX, through the exchange of 4,050,900 post-reverse split shares of common stock, representing 100% of the issued and outstanding common stock of MDS-TX, for an equivalent number of shares of MDS-NV.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE J - CAPITAL STOCK TRANSACTIONS - Continued

Concurrent with the merger transaction, the controlling shareholder of MDS-NV (pre-merger) surrendered 500,000 post-reverse split shares of issued and outstanding common stock to the company with no compensation given for the surrender. The surrender resulted from the merger negotiations with MDS-TX and the controlling shareholder's negotiations to become chief executive officer of the Company. Further, the transaction was necessary to balance the ownership percentages between the existing pre-merger shareholders of MDS-NV and the shareholders of MDS-TX. The 500,000 shares were retired by action of the Board of Directors immediately upon surrender. This transaction was accounted for with an adjustment to the common stock and additional paid-in capital accounts for the par value of the surrendered shares.

In June 1995, Furrh, Inc. entered into an agreement with a professional consulting and financial services firm whereby the consultant would assist Furrh, Inc. with the location of a suitable publicly-owned `shell' company merger candidate, raising the requisite equity capital to consummate the merger and assist the Company in becoming a "fully reporting" company under the definition of the Securities and Exchange Commission. Furrh, Inc. and the consultant have agreed that the services provided will be paid with 200,000 shares of post-merger common stock in the resulting public company valued at $200,000. This transaction is reflected in the accompanying financial statements and was accounted for as a reduction of paid-in capital as a cost of selling common stock of MDS-TX for an aggregate $249,800 and the facilitation of merging MDS-TX into MDS-NV.


NOTE K - COMMITMENTS AND CONTINGENCIES

The Company leases commercial real estate on long-term operating leases. The leases require minimum monthly or weekly lease payments, plus reimbursement for annual property taxes. Additionally, certain of the leases also require the payment of percentage rent based on various percentages of specified gross sales of the tenant, as defined in the respective lease agreement, in addition to the fixed minimum lease payments. The respective tenants are responsible for normal maintenance and repairs, insurance and other direct operating expenses related to the property.

As of December 31, 1995, future minimum non-cancelable lease revenues are as follows:

                                                  Year ending
                                                  December 31,        Amount
                                                  ------------        ------

                                                  1996               $461,945
                                                  1997                489,800
                                                  1998                428,105
                                                  1999                275,000
                                                  2000                301,000
                                                  2001-2005           603,250
                                                                      -------
                                                  Total            $2,559,100
                                                                   ==========

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                       (formerly Goodheart Ventures, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 1995 and 1994



NOTE L - NONMONETARY TRANSACTION

In May 1995, Don, Inc. transferred ownership of a small residential property located in Dallas County, Texas as a final payment in lieu of cash for compensation to an unrelated third-party upon the termination of services. Don, Inc. paid approximately $5,500 for the property in January 1979 and the property had a book value of approximately $3,200, which approximated the fair market value of the property, at the date of transfer. Accordingly, due to the condition and location of the transferred property at the date of transference, the transaction was accounted for at its historical recorded value and Don, Inc. recognized a charge of approximately $3,200 at the date of transfer.


NOTE M - RELATED PARTY TRANSACTIONS

For the years ended December 31, 1995 and 1994, respectively, the Company paid an aggregate of approximately $365,338 and $228,000 to various entities owned or controlled by Company shareholders for management fees prior to the aforementioned reverse merger.


NOTE N - SEGMENT INFORMATION

Selected information relating to the Company's segments for the years ended December 31, are as follows:

                                                          1995             1994
                                                          ----             ----
Revenues
--------
     Bar and restaurant operations                  $2,750,794       $2,488,360
     Rental real estate operations                     476,257          478,574
     General unallocated corporate matters                   -                -

Operating profit (loss)
-----------------------
     Bar and restaurant operations                    $277,046         $319,374
     Rental real estate operations                        (979)         131,083
     General unallocated corporate matters            (169,060)               -

Identifiable assets
-------------------
     Bar and restaurant operations                  $1,133,315       $1,149,015
     Rental real estate operations                   1,441,291        1,470,621
     General unallocated corporate matters             957,355          804,699

Depreciation and amortization
-----------------------------
     Bar and restaurant operations                     $68,759          $64,496
     Rental real estate operations                      42,973           60,162
     General unallocated corporate matters                   -                -

Capital expenditures
--------------------
     Bar and restaurant operations                     $82,108          $10,918
     Rental real estate operations                           -                -
     General unallocated corporate matters                   -                -

Costs and expenses of the segments are specifically identified where possible and are otherwise allocated.

                  Million Dollar Saloon, Inc. and Subsidiaries
                           Consolidated Balance Sheets
                       June 30, 1996 and December 31, 1995






                                     ASSETS
                                     ------

                                                  (unaudited)        (audited)
                                                   June 30,        December 31,
                                                     1996              1995
                                                     ----              ----
Current assets
   Cash on hand and in bank                       $   699,656       $   133,374
   Note receivable - current portion                   19,660            19,660
   Accounts receivable
     Trade                                             35,103            63,653
     Prepaid Federal income taxes                           -             8,520
   Inventory                                           10,451             9,937
                                                       ------             -----

     Total current assets                             764,870           235,144
                                                      -------           -------

Property and equipment - at cost
   Buildings and related improvements               1,995,131         1,994,730
   Vehicles                                            52,727                 -
   Furniture and equipment                            757,678           755,680
                                                      -------           -------
                                                    2,805,536         2,750,410
   Accumulated depreciation                        (1,357,612)       (1,316,679)
                                                   ----------        ----------
                                                    1,447,924         1,433,731
   Land                                               816,487           816,487
                                                      -------           -------

     Net property and equipment                     2,264,411         2,250,218
                                                    ---------         ---------

Other assets
   Note receivable - non-current portion              135,842           145,423
   Accounts receivable - officers, shareholders
     and affiliates                                   750,456           715,525
   Organization costs, net of accumulated
     amortization of approximately $12,181
     and $4,688, respectively                          62,747            70,240
   Loan costs, net of accumulated amortization
     of approximately $4,742 and $1,580, respectively  26,865            30,026
   Other                                               19,485            85,385
                                                       ------            ------

     Total other assets                                95,395         1,046,599
                                                       ------         ---------

     Total assets                                  $4,024,676        $3,531,961
                                                   ==========        ==========


                                  - Continued -



The financial information included herein has been prepared by management without audit by independent certified public accountants.
See accompanying notes to financial statements.

                  Million Dollar Saloon, Inc. and Subsidiaries
                     Consolidated Balance Sheets - Continued
                       June 30, 1996 and December 31, 1995


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                  (unaudited)        (audited)
                                                    June 30,        December 31,
                                                      1996              1995
                                                      ----              ----
Current liabilities
   Note payable to a bank                      $   500,000       $         -
   Current maturities of long-term debt            122,369           135,911
   Accounts payable
     Trade                                          21,409            71,438
     Affiliates and shareholders                         -             2,736
   Accrued liabilities                              22,918            50,859
   Tenant deposits                                   6,500             6,500
                                                     -----             -----

     Total current liabilities                     673,196           267,444

Long-term liabilities
   Note payable, net of current maturities         622,549           623,193
   Deferred tax liability                           90,213            90,213
                                                    ------            ------

     Total liabilities                           1,385,958           980,850
                                                 ---------           -------

Shareholders' equity Preferred stock - $0.001 par value.
     5,000,000 shares authorized.  None
     issued and outstanding                              -                 -
   Common stock - $0.001 par value.
     50,000,000 shares authorized.  5,010,084
     and 5,000,084 issued and outstanding,
     respectively                                    5,010             5,000
   Additional paid-in capital                      206,706                 -
   Retained earnings                             2,427,002         2,546,111
                                                 ---------         ---------

   Total shareholders' equity                    2,638,718         2,551,111
                                                 ---------         ---------

   Total liabilities and shareholders' equity   $4,024,676        $3,531,961
                                                ==========        ==========


The financial information included herein has been prepared by management without audit by independent certified public accountants.
See accompanying notes to financial statements.

                  Million Dollar Saloon, Inc. and Subsidiaries
                        Consolidated Statements of Income
                Three and six months ended June 30, 1996 and 1995


                                            (unaudited)      (unaudited)       (unaudited)      (unaudited)
                                           Three months     Three months       Six months       Six months
                                               ended            ended            ended            ended
                                             June 30,         June 30,          June 30,         June 30,
                                               1996             1995              1996            1995
                                               ----             ----              ----            ----
Revenues
   Sales - club operations                  $794,866         $579,393          $1,671,144       $1,207,012
   Rental income                             101,963          102,751             206,168          240,219
                                             -------          -------             -------          -------

     Total revenues                          896,829          682,144           1,877,312        1,447,231

Cost of sales - club operations              520,418          341,153           1,016,660          685,072
                                             -------          -------           ---------          -------

Gross profit                                 376,411          340,991             860,652          762,159
                                             -------          -------             -------          -------

Operating expenses
   General and administrative
     expenses                                246,762          338,120             479,968          658,905
   Interest expense                           39,480           10,612              58,119           21,835
   Depreciation and amortization              27,085           21,153              54,170           42,297
                                              ------           ------              ------           ------

     Total operating expenses                313,327          369,885             592,257          723,037
                                             -------          -------             -------          -------

Income from operations                        63,084          (28,894)            268,395           39,122

Other income (expense)                        22,051            4,307              25,310           22,096
                                              ------            -----              ------           ------

Income before income taxes                    85,135          (24,587)            293,705           61,218

Income taxes
   Current                                     5,105                -               5,105           (2,706)
   Deferr                                          -                -             (70,900)          75,000
                                             -------           -------             -------          ------

NET INCOME                                 $  90,240         $(24,587)      $     227,910      $   133,512
                                           =========         ========       =============      ===========


Earnings per weighted-average share
   of common stock outstanding                 $0.02              nil               $0.05            $0.03
                                               =====                                =====            =====


Weighted-average number of
   shares outstanding                      5,010,084        5,000,084           5,010,084        5,000,084
                                           =========        =========           =========        =========

                  Million Dollar Saloon, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                     Six months ended June 30, 1996 and 1995



                                                                              (unaudited)       (unaudited)
                                                                              Six months        Six months
                                                                                 ended             ended
                                                                               June 30,          June 30,
                                                                                 1996              1995
                                                                               -------           --------

Cash flows from operating activities
   Net income (loss) for the period                                           $227,910          $133,512
   Adjustments to reconcile net loss to net cash
     used in operating activities
     Depreciation and amortization                                              51,587            42,297
     Fair market value of building given in
     exchange for compensation                                                       -             3,247
     Stock issued to pay consulting fees                                        10,000                 -
     (Increase) decrease in
       Accounts receivable - trade                                              28,550            (4,087)
       Prepaid Federal income taxes receivable                                   8,520             6,534
       Inventory                                                                  (514)            1,512
       Deferred tax asset and other                                             (5,000)                7
     Increase (decrease) in
       Accounts payable - trade and other accrued liabilities                  (77,970)            3,915
       Income taxes payable                                                     70,900           (74,794)
                                                                                ------           -------
Net cash provided by operating activities                                      313,983           112,143
                                                                               -------           -------


Cash flows from investing activities
   Principal collections on note receivable                                      9,581             5,891
   Purchases of property and equipment                                          (2,399)                -
                                                                                ------             -----
Net cash provided by investing activities                                        7,182             5,891

Cash flows from financing activities
   Principal advances on notes payable                                         500,000              -
   Principal payments on notes payable                                         (66,913)          (64,420)
   Funds advanced by affiliates and shareholders - net                         (37,667)          (35,028)
   Cash paid in dividends                                                     (150,303)           (7,000)
   Proceeds from sale of common stock                                                -             1,500
                                                                               -------             -----
Net cash provided by (used in) financing activities                            245,117          (104,948)
                                                                               -------          --------

Increase in cash                                                               566,282            13,086
Cash at beginning of period                                                    133,374           123,143
                                                                               -------           -------
Cash at end of period                                                         $699,656          $136,229
                                                                              ========          ========

Supplemental disclosure of interest and income taxes paid
   Interest paid for the period                                                $60,702           $21,835
                                                                               =======           =======
   Income taxes paid (refunded) for the period                                 $(8,520)          $(4,034)
                                                                               =======           =======

Supplemental disclosure of non-cash investing and financing activities
   Acquisition of vehicle on lease payable                                     $52,727        $        -
                                                                               =======         =========


                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A - BACKGROUND AND ORGANIZATION

Million Dollar Saloon, Inc. (formerly Goodheart Ventures, Inc.) (MDS-NV) was incorporated under the laws of the State of Nevada on September 28, 1987. MDS-NV completed a public sale of its securities on November 10, 1988 with the issuance of 489,100 shares of its common stock. Additionally, MDS-NV issued 2,934,600 warrants to purchase one share of Class A common stock at $0.50 per share and one share of Class B common stock at $0.75 per share. No warrants were exercised by their holders and all issued and outstanding warrants have expired.

MDS-NV was formed for the purpose of seeking a suitable merger or acquisition candidate. MDS-NV's activities have consisted principally of raising capital and, as such, was a development stage company prior to the transactions discussed in succeeding paragraphs.

In August 1995, MDS-NV experienced a change in control whereby members of management of Furrh, Inc. and its wholly-owned subsidiary, Tempo Tamers, Inc., Corporation Lex and Don, Inc. became the controlling shareholders of MDS-NV. The shareholders of all entities then reached an oral agreement with whereby these companies would become wholly-owned subsidiaries of MDS-NV.

On September 7, 1995, the shareholders of Furrh, Inc., Corporation Lex and Don, Inc. exchanged 100% of their issued and outstanding stock for a net aggregate 3,925,000 shares of Million Dollar Saloon, Inc., a dormant Texas corporation, (MDS-TX) owned by the majority shareholders of the respective companies. The purpose of this transaction was to consolidate the ownership of Furrh, Inc. and Tempo Tamers, Inc., Corporation Lex and Don, Inc. into a single company to facilitate the merger with MDS-NV.

MDS-TX merged with and into MDS-NV, which was controlled by members of management of MDS-TX, effective November 1, 1995. Goodheart Ventures, Inc. also changed its corporate name to Million Dollar Saloon, Inc. (MDS-NV) on November 1, 1995. Furrh, Inc. and its wholly-owned subsidiary, Tempo Tamers, Inc., Corporation Lex and Don, Inc. remain as separate operating entities and are wholly-owned subsidiaries of MDS-NV.

The combination of Furrh, Inc. and its wholly-owned subsidiary, Tempo Tamers, Inc., Corporation Lex and Don, Inc. with MDS-TX and the concurrent merger of MDS-TX with MDS-NV were separately accounted for in accordance with Accounting Principles Board No. 16 "Business Combinations", Interpretation #39 for companies under common control on an "as if pooled" basis. The historical financial statements of all involved entities have become the historical consolidated financial statements of MDS-NV.

Furrh, Inc. (Furrh) was incorporated under the laws of the State of Texas on February 25, 1974. Furrh owns and manages commercial rental property located in Dallas County, Texas. Furrh's wholly-owned subsidiary, Tempo Tamers, Inc. (Tempo), was incorporated under the laws of the State of Texas on July 3, 1978. Tempo operates a lounge and entertainment facility, located in Dallas, Texas, under the registered trademark and trade name "Million Dollar Saloon(R)". Additionally, Furrh previously had two other wholly-owned subsidiaries, Don Investments, Inc. and Tanfastic, Inc. All operations, assets and liabilities of these two companies were closed and/or liquidated prior to January 1, 1993. Furrh and Tempo had a February 28 year-end. Concurrent with the previously discussed consolidation and merger, Furrh and Tempo changed their year-end to December 31. The amounts utilized in the accompanying financial statements have been restated to the new year end of December 31.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES

NOTE A - BACKGROUND AND ORGANIZATION - Continued

Corporation Lex (Lex) was incorporated under the laws of the State of Texas on November 30, 1984. Lex owns and manages commercial rental property located in Dallas County, Texas. Lex has a December 31 year end.

Don, Inc. (Don) was incorporated under the laws of the State of Texas on November 8, 1973. Don owns and manages commercial rental property located in Tarrant County, Texas. Don has a December 31 year end.

MDS-NV originally had a year-end of August 31. Concurrent with the merger of MDS-NV and MDS-TX, MDS-NV changed its year-end to December 31 to match that of its acquired operating companies.

These financial statements reflect the books and records of Million Dollar Saloon, Inc. (formerly Goodheart Ventures, Inc.) (Nevada), Million Dollar Saloon, Inc. (Texas), Furrh, Inc., Tempo Tamers, Inc., Corporation Lex and Don, Inc. for the three months ended March 31, 1996 and 1995, respectively. All significant intercompany transactions have been eliminated in combination. The consolidated entities are referred to as Company.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In the opinion of management, the accompanying consolidated financial statements for the six and three months ended June 30, 1996 and 1995, respectively, reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition, results of operations and cash flows of Million Dollar Saloon, Inc. and Subsidiaries.

The financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The accompanying unaudited interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission for the year ended December 31, 1995. Certain reclassifications and adjustments may have been made to the interim financial statements for the comparative period(s) of the prior fiscal year to conform with the current year presentation. The results of operations for interim periods are not necessarily indicative of the results to be obtained for the entire year.


NOTE B - CAPITAL STOCK TRANSACTIONS

In January 1996, the Company issued approximately 10,000 shares of unregistered, restricted common stock, valued at approximately $10,000, for fees related to a consulting agreement.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES

NOTE C - DIVIDENDS

During the first quarter of 1996, the Company's Board of Directors declared a cash dividend payable of $0.03 per share for all issued and outstanding shares of common stock as of the record date of April 1, 1996. The total dividend paid during the second quarter was approximately $150,300.


NOTE D - NOTE PAYABLE TO A BANK

On April 5, 1996, the Company executed a $500,000 loan payable to a bank for working capital purposes. The loan bears interest at 6.50%. The accrued interest is payable monthly and all unpaid interest and the principal is due and payable in October 1996. The loan is secured by certificates of deposit.


No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering herein contained, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell any security other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts herein set forth since the date hereof.
     -----------------------------------
               TABLE OF CONTENTS
                                                   Page
                                                   ----
Additional Information...........................   2
Summary  ........................................   3
Risk Factors.....................................   4
Description of Business..........................   7
Management's Discussion and Analysis
  of Operations..................................  11
Description of Property .........................  14
Security Ownership of Certain Beneficial
  Owners and Management..........................  15
Management.......................................  16
Executive Compensation ..........................  17
Certain Relationships and Related
  Transactions...................................  17
Legal Proceedings ...............................  18
Market for Common Equity and Related
  Stockholder Matters............................  18
Plan of Distribution.............................  18
Description of Securities........................  21
Indemnification of Directors and
  Officers.......................................  22
Experts..........................................  23

Index to Financial Statements and Schedules......  24



                                 878,173 Shares



                           MILLION DOLLAR SALOON, INC.



                                  Common Stock
                                $0.001 par value


                           ---------------------------

                                   PROSPECTUS
                           ---------------------------





                                ___________, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 1.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation and Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees, and other agents to the fullest extent permitted by Nevada law.

         In addition, the Company's Articles of Incorporation provides that, to the fullest extent permitted by Nevada law, the Company's directors will not be liable for monetary damages for breach of the directors fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction of other forms of non-monetary relief would remain available under Nevada law. Each director will be subject to liability for breach of the director's duty of loyalty to the
Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, or any transaction from which the director derived an improper personal benefit, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, or any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environment laws.

ITEM 2.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee                                 $ 1,211.27
Printing and engraving                               $ 2,000.00
Accountants fees and expenses                        $ 2,500.00
Legal fees and expenses                              $ 5,000.00
Transfer agent's fees and expenses                   $ 2,000.00
Miscellaneous                                        $ 2,000.00
                                                     ----------
         Total $14,711.27 All expenses except for SEC registration fees are estimated. The Selling Shareholders will not pay any portion of the foregoing expenses.

ITEM 3.           UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         1. For purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), the information omitted from the form or Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as requested by the Underwriters to permit prompt delivery to such purchaser.

     3.   Registrant will:

          (a) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect  in the  prospectus,  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the Registration Statement; and

               (iii)Include any  material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

          (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

          (d) For determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business the Company under Rule 424(b)(1), or
               (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (e) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that Offering of the securities at that time as the initial bona fide Offering of those securities.

          (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the securities and Exchange Commission such indemnification is against public policy as expressed in the securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES

On August 23, 1995, Bjorn Heyerdahl, before he became chief executive officer and a director of the Company, acquired 12,000,000 shares of the Company's restricted common stock from shareholders of the Company for a consideration of $22,166.50. After the reverse split, he surrendered 500,000 shares to the Company as a result of the merger negotiations and his negotiations to become chief executive officer, the surrender was necessary to balance ownership between the existing pre-merger shareholders of the Company and the shareholders of MDS-TX.

         On September 7, 1995, MDS-TX exchanged 3,925,000 shares of unregistered, restricted common stock for 100% of the issued and outstanding stock of Furrh and its subsidiary Tempo, Lex and Don. All entities involved in the exchange shared common ownership, control, and management. The purpose of this transaction was to consolidate ownership of the entities prior to the Merger with the Company.

         On September 7, 1995, MDS-TX sold 124,900 shares of unregistered, restricted common stock to outside third parties for an aggregate $249,800. The purpose of this transaction was to provide working capital prior to the Merger with the Company. On October 5, 1995, MDS-TX was merged into the Company.

         The parties relied on Section 4(2) of the Securities Act in that such transactions did not involve a public offering and were thus exempt from the registration requirements of the Securities Act. No underwriters were used in connection with the foregoing transactions.

ITEM 5.  FINANCIAL STATEMENTS AND EXHIBITS
The following documents are filed as exhibits to this Registration Statement:

  *2.1   Stock  Purchase  Agreement  dated August 23, 1995 by and between Art Beroff and Bjorn Heyerdahl.
  *2.2   Stock  Purchase  Agreement  dated  August 23,  1995 by and  between  Joseph
         MacDonald, Goodheart Ventures, Inc., and Bjorn Heyerdahl.
  *2.3   Stock  Purchase  Agreement  dated  September  7, 1995 by and among  Million
         Dollar Saloon, Inc., Goodheart Ventures, Inc., and certain individuals.
  *2.4   Addendum and  Modification to Stock Purchase  Agreement dated September 19,
         1995, by and among Million Dollar Saloon, Inc.,  Goodheart Ventures,  Inc.,
         and certain individuals.
  *2.5   Stock  Exchange  Agreement  dated  September  7, 1995 by and among  Million
         Dollar Saloon,  Inc., Goodheart Ventures,  Inc., and J.M. Tibbals,  Trustee
         for Irrevocable Equity Trust No. 1.
  *2.6   Addendum and  Modification to Stock Exchange  Agreement dated September 19,
         1995, by and among Million Dollar Saloon, Inc.,  Goodheart Ventures,  Inc.,
         and J.M. Tibbals, Trustee for Irrevocable Equity Trust No. 1.
  *2.7   Agreement and Plan of Merger dated  October 5, 1995 by and between  Million
         Dollar Saloon, Inc., a Texas corporation,  and Goodheart Ventures,  Inc., a
         Nevada corporation.
 **2.8   Addendum and Modification to Stock Purchase Agreement made and entered into the 7th day of September  1995 by and among Million  Dollar  Saloon,  Inc.,
         Goodheart Ventures, Inc., and certain individuals dated October 31, 1995.
  *3(i)  Articles of Incorporation of The Company, as amended to date.
  *3(ii) Bylaws of the Company.
   *4.1  Specimen Common Stock Certificate.
  **5.1  Opinion Re Legality
  *10.1  Leases of Properties.
  *10.2  Promissory  Note for  $750,000  with  Abrams  Centre  National  Bank dated September 22, 1995.
  *21.1  Subsidiaries of the registrant
   23.1  Consent of Expert - S.W. Hatfield + Associates
** 23.2  Consent of Expert - William C. Jones (contained in Exhibit 5.1)

 *       Incorporated  by reference to  Registrant's  Form 10-SB filed  December 26,
         1995
**       Previously filed


                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas on November 4 , 1996.

Million Dollar Saloon, Inc.
By: /s/ Nina J. Furrh
    ---------------------
    Nina J. Furrh, President

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

(Signature) /s/ Nina J. Furrh         (Signature)  /s/ Dewanna Ross
            ----------------------                 --------------------------
            Nina J. Furrh                          Dewanna Ross
(Title)  Chairman of the Board        (Title)  Corporate Secretary and Director
           and President
(Date) November 4, 1996               (Date) November 4, 1996


(Signature) /s/ Bjorn Heyerdahl       (Signature) /s/ Ronald W. Johnston
            ----------------------                ---------------------------
            Bjorn Heyerdahl                       Ronald W. Johnston
(Title)  Chief Executive Officer      (Title)  Chief Financial Officer,
           and Director                         Principal Accounting Officer
                                                and Director
(Date) November 4, 1996               (Date) November   4 , 1996


(Signature) /s/ Sharon Furrh
            ----------------------
            Sharon Furrh
(Title)  Director
(Date) November 5, 1996

                                                     Exhibit 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the use in the Amendment No. 3 to Form SB-2 Registration Statement Under The Securities Act of 1933 of Million Dollar Saloon, Inc. (a Nevada corporation) our report dated February 16, 1996 on the financial statements of Million Dollar Saloon, Inc. as of December 31, 1995 and 1994 and for each of the years then ended, accompanying the financial statements contained in such Amendment No. 3 to Form SB-2 Registration Statement Under The Securites Act of 1933, and to the use of our name and the statements with respect to us as appearing under the heading "Experts".





                                                   S. W. HATFIELD + ASSOCIATES



Dallas, Texas
October 31, 1996